                                                              EXHIBIT (a)(1)(ii)


                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 OPTICNET, INC.

                                       BY

                           OPTO ACQUISITION SUB, INC.,

                          A WHOLLY OWNED SUBSIDIARY OF

                             BEI TECHNOLOGIES, INC.

                                       AT

                               $0.04 NET PER SHARE


         THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE
       AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 4, 2003, UNLESS
                             THE OFFER IS EXTENDED.


      Pursuant to an Agreement and Plan of Merger, dated as of July 1, 2003 (the "Merger Agreement"), by and among BEI Technologies, Inc., a Delaware corporation ("BEI"), Opto Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BEI (the "Purchaser"), and OpticNet, Inc., a Delaware corporation ("OpticNet"), the Purchaser is offering to purchase all of the outstanding shares of voting common stock and nonvoting common stock, par value $0.0001 per share (collectively, the "common stock"), of OpticNet at a price of $0.04 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. The Offer is being made on identical terms for all outstanding shares of OpticNet common stock. Following the purchase by the Purchaser of shares of OpticNet common stock in the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, the Purchaser will be merged with and into OpticNet (the "Merger"), with OpticNet surviving the Merger as a wholly owned subsidiary of BEI. As a result of the Merger, each outstanding share of OpticNet common stock (other than shares owned by BEI or by any stockholder of OpticNet who is entitled to and properly exercises appraisal rights under Delaware law or dissenters' rights under California law) will be converted into the right to receive the Offer Price.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE OFFER OR THE MERGER; PASSED ON THE MERITS OR FAIRNESS OF THE OFFER OR THE MERGER; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      OpticNet's board of directors has, at a meeting held on May 20, 2003, by the unanimous vote of all directors of OpticNet, (i) declared advisable, authorized, approved and adopted the Merger Agreement, and (ii) resolved that, based on its review of all relevant factors, the terms of the Offer and the Merger are fair to, and in the best interests of, OpticNet's unaffiliated stockholders. Accordingly, OpticNet's board of directors unanimously recommends that the stockholders of OpticNet, including OpticNet's unaffiliated stockholders, accept the Offer and tender their shares of OpticNet common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.


      The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) of the Offer shares of OpticNet common stock that, together with any shares of OpticNet common stock then owned by BEI or any wholly owned subsidiary of BEI (including the Purchaser), represent greater than 80% of the "Adjusted Outstanding Share Number," which is defined in the Merger Agreement as the sum of all then-outstanding shares of OpticNet common stock, plus, at the election of BEI, an additional number of shares of OpticNet common stock up to but not exceeding the aggregate number of shares of OpticNet common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of OpticNet, or upon the conversion of any security convertible into capital stock of OpticNet. (The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase.) BEI does not expect to elect to include any outstanding options to purchase OpticNet common stock when calculating the Adjusted Outstanding

Share Number because no outstanding option has an exercise price below the Offer Price and therefore no one exercising such options prior to the Offer would have a net financial gain upon consummation of the Offer. Other than stock options, there are no other warrants or other rights to acquire capital stock of OpticNet. The Offer is also subject to other conditions described in Section 14 (Conditions to the Offer) of this Offer to Purchase.

                                 ---------------

                                    IMPORTANT

      Any stockholder of OpticNet who desires to tender all or any portion of such stockholder's shares of OpticNet common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Mellon Investor Services (the "Depositary"), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 5 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date of the Offer or
(ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of OpticNet with shares of OpticNet common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

      Any stockholder of OpticNet who desires to tender shares of OpticNet common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 5 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer) of this Offer to Purchase.

      Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

                     The Information Agent for the Offer is:

                            Mellon Investor Services

                               85 Challenger Road

                            Ridgefield Park, NJ 07660

                         CALL TOLL FREE: (877) 216-9819

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY TERM SHEET.......................................................      4
INTRODUCTION.............................................................     10
SPECIAL FACTORS..........................................................     12
     1.   Fairness of the Offer and the Merger...........................     12
     2.   Purpose, Structure, Alternatives and Effects; Plans for
          OpticNet.......................................................     14
     3.   Material United States Federal Income Tax Consequences.........     16
THE TENDER OFFER.........................................................     17
     4.   Terms of the Offer.............................................     17
     5.   Procedures for Tendering Shares of OpticNet Common Stock in
          the Offer......................................................     19
     6.   Withdrawal Rights..............................................     22
     7.   Acceptance for Payment and Payment for Shares of OpticNet
          Common Stock...................................................     23
     8.   Trading Market and Price of Shares of OpticNet Common
          Stock; Dividends...............................................     24
     9.   Certain Information Concerning OpticNet........................     24
    10.   Certain Information Concerning the Purchaser and BEI...........     26
    11.   Source and Amount of Funds.....................................     28
    12.   Background of the Offer........................................     28
    13.   The Merger Agreement...........................................     33
    14.   Conditions to the Offer........................................     40
    15.   Certain Legal Matters..........................................     42
    16.   Fees and Expenses..............................................     44
    17.   Miscellaneous..................................................     44
SCHEDULE I Directors and Executive Officers of the Purchaser and BEI.....    S-1

                               SUMMARY TERM SHEET

      We are Opto Acquisition Sub, Inc., and we are making an offer to purchase all of the outstanding shares of common stock of OpticNet, Inc. ("OpticNet"). Following are some of the questions you, as a stockholder of OpticNet, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

WHO IS OFFERING TO BUY MY OPTICNET SHARES?

      Our name is Opto Acquisition Sub, Inc. We are a Delaware corporation organized as a wholly owned subsidiary of BEI Technologies, Inc. ("BEI") for the sole purpose of making a tender offer for the outstanding shares of common stock of OpticNet. The principal business and operations of BEI are conducted within one business segment and are carried out by operations which design, manufacture and sell electronic devices that provide vital sensory input and actuation for the control systems of advanced machinery and automation systems. Sensors designed and manufactured by BEI, most of which are concerned with physical motion, provide information that is essential to logical, safe and efficient operation of sophisticated machinery. BEI also develops and produces motors and actuators, which are the prime movers in high performance machinery. See Introduction and Section 10 (Certain Information Concerning the Purchaser and
BEI) of this Offer to Purchase for more information.

HOW MANY SHARES OF OPTICNET COMMON STOCK ARE YOU OFFERING TO PURCHASE?

      We are making an offer to purchase all of the outstanding shares of common stock of OpticNet. See Introduction and Section 4 (Terms of the Offer) of this Offer to Purchase for more information.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES OF OPTICNET COMMON STOCK, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

      We are offering to pay $0.04 per share, net to you, in cash (without interest) for each of your shares of OpticNet common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 4 (Terms of the Offer) of this Offer to Purchase for more information.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR ALL OF THE SHARES OF OPTICNET COMMON STOCK THAT YOU ARE OFFERING TO PURCHASE?

      Yes. Our parent company, BEI, will contribute to us sufficient funds to pay for all of the shares of OpticNet common stock that are accepted for payment by us in our offer, and to make payments for all shares of OpticNet common stock that are not accepted for payment in our offer and that will be converted into the right to receive $0.04 per share in cash (without interest), unless applicable California law requires the remaining OpticNet stockholders to receive shares of BEI common stock instead, in the merger described below following the successful completion of our offer. BEI expects to use its cash on hand and cash equivalents to make this contribution. Our offer is not conditioned upon any financing contingencies. See Section 11 (Source and Amount of Funds) of this Offer to Purchase for more information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER MY SHARES OF OPTICNET COMMON STOCK IN YOUR OFFER?

      No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of OpticNet common stock in our offer because:

      - cash is the only consideration that we are paying to the holders of OpticNet common stock in connection with our offer;

      - we are offering to purchase all of the outstanding shares of OpticNet common stock in our offer;

      -     our offer is not subject to any financing contingencies; and

      - BEI has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of OpticNet common stock in our offer and the merger described below.

      See Section 11 (Source and Amount of Funds) of this Offer to Purchase for more information.

HOW LONG DO I HAVE TO TENDER MY SHARES OF OPTICNET COMMON STOCK IN YOUR OFFER?


      Unless we extend our offer, you will have until 12:00 midnight, New York City time, on December 4, 2003, to tender your shares of OpticNet common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 5 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer) of this Offer to Purchase.


WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO YOUR OFFER?


      We are not obligated to purchase any shares of OpticNet common stock that are tendered in our offer unless, prior to the expiration of our offer, the number of shares validly tendered in accordance with the terms of our offer and not withdrawn, together with any shares of OpticNet common stock then-owned by BEI, represent greater than 80% of the "adjusted outstanding share number," which is defined in the agreement governing the terms under which this offer is being made, or the "merger agreement," as the sum of all then-outstanding shares of OpticNet common stock, plus, at the election of BEI, an additional number of shares of OpticNet common stock up to but not exceeding the aggregate number of shares of OpticNet common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of OpticNet, or upon the conversion of any security convertible into capital stock of OpticNet. (The foregoing condition is referred to as the "minimum condition.") BEI does not expect to include in the "adjusted outstanding share number" (i) any shares of OpticNet common stock issuable upon the exercise of any outstanding options as none of the outstanding options has an exercise price below the $0.04 offer price per share, or (ii) any warrants or other rights to acquire capital stock of OpticNet, as none are outstanding, or (iii) any shares of OpticNet common stock issuable upon the conversion of any security convertible into capital stock of OpticNet, because all such convertible securities are owned by BEI and BEI does not intend to convert such securities prior to the consummation of the offer. Based on BEI's current beneficial ownership of approximately 25% of OpticNet common stock and BEI's understanding that each executive officer and director of BEI who owns shares of OpticNet common stock, representing an aggregate beneficial ownership of 9% of OpticNet common stock, intends to tender such shares pursuant to the offer, BEI cannot assure that the minimum condition will be met. The fact that BEI possesses beneficial ownership of approximately 40% of OpticNet's voting common stock (assuming conversion of the Series A preferred stock of OpticNet held by BEI) does not impact this analysis, as the offer is for "all common stock" regardless of voting rights. See the Introduction and Section 10 (Certain Information Concerning the Purchaser and
BEI) of this Offer to Purchase for more information.


      Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the accuracy in all material respects of OpticNet's representations and warranties in the merger agreement as of the date of the merger agreement and as of the date of the expiration of the offer, OpticNet's compliance in all material respects with its covenants set forth in the merger agreement, and the absence of any legal proceeding involving a governmental body related to our offer or the merger. See Section 14 (Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

      We can waive any condition to our offer without OpticNet's consent, other than the minimum condition.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?


      We are permitted to (but not required to) extend our offer beyond its expiration date of December 4, 2003:


      - for any period required by any rule or regulation of the Securities and Exchange Commission applicable to our offer;

      - for such amount of time as we determine to be necessary to permit all of the conditions to our offer to be satisfied; and

      - for an additional period of not more than twenty business days, if the minimum condition has been satisfied, but the sum of the number of shares of OpticNet common stock that have been validly tendered and not withdrawn in our offer as of the scheduled or any extended expiration date of our offer, together with any shares of OpticNet common stock then owned by BEI or any wholly owned subsidiary of BEI (including us), represents less than 90% of the adjusted outstanding share number as of that date.

      See Section 4 (Terms of the Offer) of this Offer to Purchase for more information.

      At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance for payment of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 4 (Terms of the Offer) of this Offer to Purchase for more information.

HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?

      If we extend our offer, we will inform the Depositary, Mellon Investor Services, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 4 (Terms of the Offer) of this Offer to Purchase for more information.

HOW DO I TENDER MY SHARES OF OPTICNET COMMON STOCK IN YOUR OFFER?

      To tender all or any portion of your shares of OpticNet common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, Mellon Investor Services, or tender your shares using the book-entry procedure described in Section 5 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer), prior to the expiration of our offer.

      If you hold your shares of OpticNet common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of OpticNet common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

      If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three business days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of OpticNet common stock in this manner, however, the Depositary must receive the missing items within such three business day period. See Section 5 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer) of this Offer to Purchase for more information.

CAN I WITHDRAW SHARES THAT I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?


      Yes. You can withdraw some or all of the shares of OpticNet common stock that you previously tendered in our offer at any time until the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment by December 4, 2003, you can withdraw them at any time after December 4, 2003. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 4 (Terms of the Offer) and Section 6 (Withdrawal Rights) of this Offer to Purchase for more information.


HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

      To withdraw any shares of OpticNet common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 4 (Terms of the Offer) and Section 6 (Withdrawal Rights) of this Offer to Purchase for more information.

HAS OPTICNET'S BOARD OF DIRECTORS APPROVED YOUR OFFER?

      Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 1, 2003, by and among BEI, OpticNet and us. OpticNet's board of directors has, by the unanimous vote of all directors of OpticNet:

      - declared advisable, authorized, approved and adopted the merger agreement; and


      - resolved that, based on its review of all relevant factors, the terms of the offer and the merger are fair to, and in the best interests of, OpticNet's unaffiliated stockholders, and recommends that OpticNet's stockholders, including OpticNet's unaffiliated stockholders:


      -     accept the offer,

      -     tender their respective shares to us and,

      -     if required, adopt the merger agreement.

      The factors considered by OpticNet's board of directors in making the determinations and the recommendation described above are described in OpticNet's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of OpticNet with this Offer to Purchase.

      American Appraisal Associates, which acted as the financial advisor to OpticNet's board of directors, delivered an opinion to OpticNet's board of directors, dated July 1, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the offer price to be paid to stockholders whose shares of OpticNet common stock are accepted for payment in our offer and to be paid to stockholders in the merger was fair, from a financial point of view, to the holders of shares of OpticNet common stock. Stockholders of OpticNet are urged to, and should, carefully read OpticNet's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of American Appraisal Associates in their entirety.

WHAT ARE YOUR PLANS IF YOU SUCCESSFULLY COMPLETE YOUR OFFER BUT DO NOT ACQUIRE ALL OF THE OUTSTANDING SHARES OF OPTICNET COMMON STOCK IN YOUR OFFER?

      If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into OpticNet. As a result of that merger,
(i) all of the outstanding shares of OpticNet common stock that are not tendered in our offer, other than shares that are owned by BEI or any shares that are owned by any stockholder of OpticNet who is entitled to and properly exercises appraisal rights under Delaware law in respect of his or her shares, and any shares that are owned by any stockholder of OpticNet that are "dissenting shares" under California law, will be canceled and converted into the right to receive $0.04 per share in cash (without interest), unless applicable California law requires a holder of OpticNet common stock to receive shares of BEI common stock instead and (ii) each issued and outstanding share of our capital stock which is owned by BEI will be converted into one share of OpticNet common stock, as a result of which BEI will own all of the issued and outstanding shares of OpticNet.

      Our obligation to merge with OpticNet following the successful completion of our offer is conditioned on the adoption of the merger agreement by OpticNet's stockholders under Delaware law (if required) and no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal. If we successfully complete our offer but own less than 90% of the outstanding shares of OpticNet common stock, we will hold a sufficient number of shares of OpticNet common stock to ensure the requisite adoption of the merger agreement by OpticNet stockholders under Delaware law to complete the merger, but we will be required by California law to either (i) obtain a favorable ruling in a hearing before the California Department of Corporations as to the fairness of providing cash to the remaining holders of OpticNet common stock or
(ii) issue shares of BEI common stock to the remaining holders of OpticNet common stock in exchange for their OpticNet common stock. In this situation we will be issuing these shares of BEI common stock pursuant to a registration statement on Form S-4 or pursuant to exemptions to registration that may otherwise be available. If we successfully complete our offer and we own at least 90% of the outstanding shares of OpticNet common stock, we will not be required to obtain stockholder approval to complete the merger and remaining shares of OpticNet common stock will be canceled and converted into the right to receive the same amount of cash per share received in the offer.

WHAT ARE THE CONSEQUENCES OF THE MERGER TO OPTICNET'S, BEI'S AND OUR BOARDS OF DIRECTORS AND OFFICERS?

      OpticNet's operations were substantially scaled back beginning in March 2002 and have not been reinvigorated due to the absence of opportunities to commercialize the technology or products of OpticNet and the inability to secure any third-party sources of financing. Because OpticNet has significantly scaled back operations, we anticipate that as soon as practicable after the successful completion of the offer and the merger, BEI will cease to operate OpticNet as a subsidiary and will retain OpticNet's sole asset of value, its intellectual property, as an asset of BEI.

      Like other OpticNet stockholders, our directors and officers as well as the directors and officers of OpticNet and BEI, will be entitled to receive $0.04 per share for each of their shares of OpticNet common stock if we successfully complete our offer and merger. However, these members of management will not be entitled to any additional compensation as a result of the merger, nor will they have a continuing interest in the operations of OpticNet because, as described above, BEI intends to dissolve OpticNet as a standalone entity. During the brief period of time between the effective date of the merger and the dissolution of OpticNet, our directors and officers will serve as the nominal directors and officers of OpticNet. However, neither we nor BEI intend to compensate them for this nominal service.

      Certain directors and officers of OpticNet currently serve as directors and officers of BEI. The offer and merger will have no impact on their continuing service with BEI. BEI does not intend to offer employment to any directors or officers of OpticNet that are not so currently employed.

IF I DECIDE NOT TO TENDER MY SHARES OF OPTICNET COMMON STOCK IN YOUR OFFER, HOW WILL YOUR OFFER AFFECT MY SHARES?

      If you do not tender your shares in our offer but we successfully complete our offer and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest) unless applicable California law requires you to receive shares of BEI common stock instead, subject to your right to pursue your appraisal rights under Delaware law or rights as to "dissenting shares" under California law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law or rights as to "dissenting shares" under California law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

      If we successfully complete our offer, then until such time thereafter as we complete the merger, the number of stockholders of OpticNet may be so small that OpticNet may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 2 (Purpose, Structure, Alternatives, and Effects; Plans for OpticNet) of this Offer to Purchase for more information.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER YOUR OFFER OR THE MERGER?

      Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of OpticNet common stock in our offer, however, and we purchase shares of OpticNet common stock in our offer, appraisal rights will be available to you in connection with our merger with and into OpticNet. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law or California law, you will be entitled to payment for your shares based on the value of your shares as of June 30, 2003, the date prior to public announcement of the proposed transaction with us and BEI. This value may be more or less than the $0.04 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the merger. See Section 13 (The Merger Agreement) and Section 15 (Certain Legal Matters) of this Offer to Purchase for more information.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF HAVING MY SHARES OF OPTICNET COMMON STOCK ACCEPTED FOR PAYMENT IN YOUR OFFER OR RECEIVING CASH IN THE MERGER?

      The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having shares of OpticNet common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in our offer (or converted into cash in the merger). See
Section 3 (Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF OUR OFFER AND THE MERGER.

WHAT IS THE MARKET VALUE OF MY SHARES OF OPTICNET COMMON STOCK?

      Because there are transfer restrictions on OpticNet common stock contained in OpticNet's bylaws and there is no public trading market for OpticNet common stock, there is no readily ascertainable market value for OpticNet common stock. As described above, American Appraisal Associates has delivered an opinion to OpticNet's board of directors, dated July 1, 2003, to the effect that, as of that date, the offer price of $0.04 per share, net to the seller in cash (without interest thereon) to be paid to stockholders whose shares of OpticNet common stock are accepted for payment in our offer and to be paid to stockholders in the merger was fair. See Section 8 (Trading Market and Price of Shares of OpticNet Common Stock; Dividends) of this Offer to Purchase for more information.

WHOM CAN I CONTACT IF I HAVE QUESTIONS ABOUT YOUR OFFER?

      You should contact the Information Agent for our offer at its address and telephone numbers listed below if you have any questions about our offer.

                     The Information Agent for the Offer is:

                            Mellon Investor Services

                               85 Challenger Road

                            Ridgefield Park, NJ 07660

                         CALL TOLL FREE: (877) 216-9819

To:  The Holders of Common Stock of OpticNet, Inc.:

                                  INTRODUCTION

      Opto Acquisition Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of BEI Technologies, Inc., a Delaware corporation ("BEI"), hereby offers to purchase all of the outstanding shares of voting common stock and nonvoting common stock (collectively, the "common stock"), par value $0.0001 per share, of OpticNet, Inc., a Delaware corporation ("OpticNet"), at a price of $0.04 per share, net to the seller in cash (without interest thereon) (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase.

      Tendering OpticNet stockholders whose shares of OpticNet common stock are registered in their own names and who tender their shares directly to Mellon Investor Services, which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of OpticNet who holds shares of OpticNet common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder's shares to the Purchaser in the Offer.

      The Purchaser will pay all fees and expenses of Mellon Investor Services, which is acting as the information agent for the Offer (the "Information Agent") and as the Depositary, incurred in connection with the Offer. See Section 16 (Fees and Expenses) of this Offer to Purchase for more information.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 1, 2003, by and among BEI, the Purchaser and OpticNet (the "Merger Agreement") pursuant to which, following the purchase by the Purchaser of shares of OpticNet common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into OpticNet (the "Merger"), with OpticNet surviving the Merger as a wholly owned subsidiary of BEI. As a result of the Merger, each outstanding share of OpticNet common stock (other than shares owned by BEI or any stockholder of OpticNet who is entitled to and properly exercises appraisal rights under Delaware law or California law) will be converted into the right to receive the Offer Price. See Section 13 (The Merger Agreement) of this Offer to Purchase for more information.

      OPTICNET'S BOARD OF DIRECTORS HAS, AT A MEETING HELD ON MAY 20, 2003, BY THE UNANIMOUS VOTE OF ALL DIRECTORS OF OPTICNET, (I) DECLARED ADVISABLE, AUTHORIZED, APPROVED AND ADOPTED THE MERGER AGREEMENT, AND (II) RESOLVED THAT, BASED ON ITS REVIEW OF ALL RELEVANT FACTORS, THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, OPTICNET AND OPTICNET'S UNAFFILIATED STOCKHOLDERS. ACCORDINGLY, OPTICNET'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF OPTICNET, INCLUDING OPTICNET'S UNAFFILIATED STOCKHOLDERS, ACCEPT THE OFFER AND TENDER THEIR SHARES OF OPTICNET COMMON STOCK TO THE PURCHASER IN THE OFFER AND, IF REQUIRED, VOTE TO ADOPT THE MERGER AGREEMENT.

      The factors considered by OpticNet's board of directors in making the determinations and the recommendation described above are described in OpticNet's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of OpticNet with this Offer to Purchase.

      American Appraisal Associates ("American Appraisal"), which acted as the financial advisor to OpticNet's board of directors, delivered an opinion to OpticNet's board of directors, dated July 1, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of OpticNet common stock in the Merger was fair, from a financial point of view, to the holders of shares of OpticNet common stock. In connection with the analysis underlying its opinion, American Appraisal accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecasts and other information and selected data made available or furnished to or otherwise reviewed by or discussed with it for purposes of its opinion. American Appraisal did not independently verify or investigate any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and is not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further, American Appraisal assumed that there has been no material adverse change in the assets, financial condition, business or prospects of OpticNet, since the date of the most recent financial statements and forecasts made available to it. With the exception of OpticNet's intellectual property, American Appraisal did not conduct or provide an independent valuation or appraisal of the assets or liabilities of OpticNet, nor did American

Appraisal make any physical inspection of the properties or assets of OpticNet. American Appraisal expressed no view as to, and its opinion did not address, the relative merits of the Offer and the Merger as compared to any alternative business strategies that might exist for OpticNet or the effect of any other transaction in which OpticNet might engage. Stockholders of OpticNet are urged to, and should, carefully read OpticNet's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of American Appraisal in their entirety.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 14 OF THIS OFFER TO PURCHASE) OF THE OFFER (EXCLUDING SHARES TENDERED BY NOTICE OF GUARANTEED DELIVERY THAT HAVE NOT BEEN DELIVERED TO THE DEPOSITARY BY THE EXPIRATION DATE) SHARES OF OPTICNET COMMON STOCK THAT, TOGETHER WITH ANY SHARES OF OPTICNET COMMON STOCK THEN OWNED BY BEI OR ANY WHOLLY OWNED SUBSIDIARY OF BEI (INCLUDING THE PURCHASER), REPRESENT GREATER THAN 80% OF THE "ADJUSTED OUTSTANDING SHARE NUMBER," WHICH IS DEFINED IN THE MERGER AGREEMENT AS THE SUM OF ALL THEN-OUTSTANDING SHARES OF OPTICNET COMMON STOCK, PLUS, AT THE ELECTION OF BEI, AN ADDITIONAL NUMBER OF SHARES OF OPTICNET COMMON STOCK UP TO BUT NOT EXCEEDING THE AGGREGATE NUMBER OF SHARES OF OPTICNET COMMON STOCK ISSUABLE UPON THE EXERCISE OF ANY OUTSTANDING OPTION, WARRANT OR OTHER RIGHT TO ACQUIRE CAPITAL STOCK OF OPTICNET, OR UPON THE CONVERSION OF ANY SECURITY CONVERTIBLE INTO CAPITAL STOCK OF OPTICNET. (THE FOREGOING CONDITION IS REFERRED TO AS THE "MINIMUM CONDITION.") BEI DOES NOT EXPECT TO ELECT TO INCLUDE ANY OUTSTANDING OPTIONS TO PURCHASE OPTICNET COMMON STOCK WHEN CALCULATING THE ADJUSTED OUTSTANDING SHARE NUMBER BECAUSE NO OUTSTANDING OPTION HAS AN EXERCISE PRICE BELOW THE OFFER PRICE AND THEREFORE NO ONE EXERCISING SUCH OPTIONS PRIOR TO THE OFFER WOULD HAVE A NET FINANCIAL GAIN UPON CONSUMMATION OF THE OFFER. OTHER THAN STOCK OPTIONS, THERE ARE NO OTHER WARRANTS OR OTHER RIGHTS TO ACQUIRE CAPITAL STOCK OF OPTICNET. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS DESCRIBED IN SECTION 14 (CONDITIONS TO THE OFFER) OF THIS OFFER TO PURCHASE.

      Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of OpticNet common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of greater than 50% of the outstanding shares of OpticNet common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of OpticNet common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of OpticNet common stock, under applicable law, the Purchaser and BEI will be able to complete the Merger without adoption of the Merger Agreement by the other holders of OpticNet common stock. In such event, under the terms of the Merger Agreement, BEI, the Purchaser and OpticNet have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting. See Section 13 (The Merger Agreement) of this Offer to Purchase for more information.


      OpticNet has informed the Purchaser that, as of July 1, 2003, there were:
(i) 50,000,000 shares of common stock authorized of which (A) 35,000,000 shares were designated as voting common stock, of which 3,093,202 shares were issued and outstanding, and (B) 5,000,000 shares were designated as nonvoting common stock, of which 2,998,902 shares were issued and outstanding; (ii) 22,000,000 shares of preferred stock authorized of which (A) 2,000,000 shares were designated as convertible voting Series A preferred stock, all of which were issued and outstanding, and (B) 18,146,420 shares were designated as nonconvertible nonvoting Series B preferred stock, all of which were issued and outstanding; and (iii) 142,000 shares of OpticNet common stock subject to issuance pursuant to stock options granted and outstanding under OpticNet's 2000 Equity Incentive Plan, none of which stock options has an exercise price below $0.04 a share. Based upon the foregoing, the Minimum Condition will be satisfied if between at least 4,873,684 shares of OpticNet common stock (assuming that BEI elects to include only outstanding shares of OpticNet common stock in calculating OpticNet's Adjusted Outstanding Share Number) and at least 4,987,284 shares of OpticNet common stock (assuming that BEI elects to include both outstanding shares of OpticNet common stock and the maximum permissible number of options in calculating OpticNet's Adjusted Outstanding Share Number) are validly tendered and not withdrawn prior to the Expiration Date of the Offer. The actual number of shares of OpticNet common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual Adjusted Outstanding Share Number as determined by BEI. BEI does not expect to elect to include any outstanding options to purchase OpticNet common stock when calculating OpticNet's Adjusted Outstanding Share Number because no outstanding option has an exercise price below the Offer Price and therefore no one exercising such options prior to the Offer would have a net financial gain upon consummation of the Offer. BEI currently owns 37,613 shares, or 1%, of OpticNet's voting common stock, 2,000,000 shares, or 100%, of OpticNet's Series A preferred stock, which are convertible at any time into an equal number of shares of OpticNet's voting common stock, and 18,146,420 shares, or 100%, of OpticNet's Series B preferred stock, which is nonconvertible and nonvoting. If BEI were to convert all of its shares of OpticNet Series A preferred stock into shares of OpticNet voting common stock, BEI would own approximately 25% of the total outstanding shares of OpticNet common stock subject to this Offer. If BEI converts any of its shares of OpticNet Series A preferred stock into shares of OpticNet voting common stock, the Minimum Condition will be satisfied with a lower number of shares validly tendered and not withdrawn prior to the Expiration Date of the Offer. However, regardless of whether BEI elects such conversion, a majority of the shares held by unaffiliated stockholders of OpticNet must be tendered in order to satisfy the Minimum Condition. BEI has no current plans to convert its shares of OpticNet Series A preferred stock into shares of OpticNet voting common stock in connection with or prior to this Offer. The fact that BEI possesses beneficial ownership of approximately 40% of OpticNet's voting common stock (assuming conversion of the Series A preferred stock of OpticNet held by BEI) does not impact this analysis, as the Offer is for "all common stock" regardless of voting rights. See Section 10 (Certain Information Concerning the Purchaser and BEI) of this Offer to Purchase for more information. Based on the aggregate 34% beneficial ownership of OpticNet common stock by BEI and its executive officers and directors, as more fully described in Section 10 (Certain Information Concerning the Purchaser and BEI) of this Offer to Purchase, and the best knowledge of the Purchaser and BEI that each executive officer and director of BEI who owns shares of OpticNet common stock intends to tender such shares pursuant to the Offer, BEI cannot assure that the Minimum Condition will be met even if BEI were to convert all of its shares of OpticNet Series A preferred stock into shares of OpticNet voting common stock.

      Certain U.S. federal income tax consequences of the sale of the shares of OpticNet common stock purchased by the Purchaser pursuant to the Offer and the conversion of shares of OpticNet common stock pursuant to the Merger are described in Section 3 (Material United States Federal Income Tax Consequences) of this Offer to Purchase.

      If, between the date of the Merger Agreement and the date on which any particular share of OpticNet common stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of OpticNet common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share will be appropriately adjusted.

      THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL FOR THE OFFER CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

1.    FAIRNESS OF THE OFFER AND THE MERGER

      The Purchaser and BEI have concluded that the consideration to be received by the unaffiliated holders of shares of OpticNet common stock pursuant to the Offer and the Merger is fair to such holders. In reaching their decision, the Purchaser and BEI consulted with BEI's management, financial advisors and legal counsel. Set forth below are the material factors that the Purchaser and BEI considered in reaching their determination:


      - the factors considered by, the analyses and conclusions of, and the unanimous approval by, the board of directors of OpticNet, including a special committee of the board of directors of OpticNet, as set forth in the Amendment No. 2 to Schedule 14D-9, which factors (including the opinion rendered by American Appraisal), analyses and conclusions, as set forth therein, are incorporated by reference herein;



      - the amount of $0.04 per share to be received by the holders of shares of OpticNet common stock pursuant to the Offer and the
            Merger:



            - represented 50% of the $0.08 per share value that was attributed to OpticNet common stock at the time of OpticNet's separation from BEI in 2000, a value retention that few companies engaged in the telecom market had sustained during the same time frame;



            - represented 12.5% less than American Appraisal's $0.045 per share valuation as of November 15, 2002 solely of OpticNet's intellectual property, which was considered an immaterial difference on an absolute basis and one that was eliminated as a practical matter as any future use of the intellectual property would require significant ongoing investments in research and development;


      - the consideration to be received by holders of shares of OpticNet common stock pursuant to the Offer and the Merger will consist entirely of cash and is not subject to any financing contingencies;

      - OpticNet common stock is illiquid due to transfer restrictions imposed by OpticNet's bylaws and the absence of any public trading market for OpticNet common stock;

      - OpticNet's lack of success in winning new development or production contracts, the historic need for BEI to fund the ongoing operations of OpticNet in light of OpticNet's inability to generate revenues sufficient to meet its operating cash needs, and the overall downturn in the telecom industry;

      - the necessity that OpticNet consummate a financing transaction, a business combination or a strategic sale of assets in order to extend OpticNet's survivability in some form;

      - OpticNet's inability, prior to the execution of the Merger Agreement and related documents, to obtain serious interest or consideration for equity financing or other business combination transactions from third parties, despite the efforts of OpticNet's management to solicit indications of interest;

      - OpticNet's net book value, going concern value and liquidation value were well below $0.04 per share because (i) OpticNet's operations had been substantially scaled back beginning in March 2002 and had not been nor were expected to be reinvigorated and (ii) OpticNet possessed liabilities far in excess of its assets;

      - the financial and other terms of the Offer and Merger, including without limitation, the terms of the Merger Agreement, should not unduly discourage third parties from making bona fide proposals subsequent to the signing of the Merger Agreement and, if any of these proposals were made, the board of directors of OpticNet, in the exercise of its fiduciary duties and in accordance with the Merger Agreement, could authorize OpticNet to furnish information and negotiate with another party in relation to a superior offer (see Section 13 (The Merger Agreement) of this Offer to Purchase for more information); and

      - the terms of the Merger Agreement were the result of arm's-length negotiations between OpticNet and its advisors and BEI and its advisors.


      In reaching their conclusion, the Purchaser and BEI did not consider the current market price nor the historical market prices of OpticNet's common stock because there has not been and currently is no public market for OpticNet's common stock. See Section 2 (Purpose, Structure, Alternatives, and Effects; Plans for OpticNet) of this Offer to Purchase. Additionally, the Purchaser and BEI did not consider the price per share of $0.50 and $0.10 paid for OpticNet's Series A preferred stock and Series B preferred stock in 2000 and 2002, respectively, to be a material factor in reaching their conclusion given the significant decline in the company's business prospects subsequent to the issuance of such shares. The Purchaser and BEI did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors or determine that any factor was of particular importance independent of the analysis by the board of directors of OpticNet in reaching its conclusion as to fairness. Rather the Purchaser and BEI viewed their position as being based on the totality of the information present to and considered by them. The Purchaser and BEI have not received, nor sought to obtain, any report, opinion or appraisal from an outside party, including without limitation, an investment banker's opinion, relating to the consideration or fairness of the consideration offered to the unaffiliated stockholders of OpticNet in the Offer and Merger or the fairness of the Offer and Merger to OpticNet, the Purchaser, BEI or any unaffiliated stockholders of OpticNet. OpticNet received a opinion and analysis of American Appraisal as to the fairness, from a financial point of view, of the Offer Price to the holders of shares of OpticNet common stock, which opinion and analysis were adopted by the Purchaser and BEI when making their determination as to the fairness of the Offer Price. The opinion of American Appraisal is incorporated by reference herein, and the description of the opinion and the qualifications of and analysis performed by American Appraisal contained in the Amendment No. 2 to Schedule 14D-9, are incorporated by reference herein.



      Although the Purchaser and BEI did not participate in the deliberations of OpticNet's board of directors, the Purchaser and BEI have considered the same factors examined by the OpticNet board as described in the Amendment No. 2 to
Schedule 14D-9 and have adopted the conclusion, and the analysis underlying the conclusion, of the OpticNet board, based upon the Purchaser's and BEI's respective views as to the reasonableness of that analysis. Based on these factors, as well as the factors described above, the Purchaser and BEI believe that the consideration to be received by the unaffiliated holders of shares of OpticNet common stock pursuant to the Offer and Merger is fair to such holders.


      The Purchaser and BEI believe that the Offer and the Merger are procedurally fair to the unaffiliated stockholders of OpticNet primarily because:

      - the OpticNet board established a special committee to consider and negotiation the terms of the Offer and Merger, although a majority of non-employee directors of OpticNet did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders of OpticNet;

      - BEI established a special committee of independent directors to consider and negotiate the terms of the Offer and Merger;

      - members of OpticNet's special committee will have no continuing interest in OpticNet after completion of the Offer and Merger;

      - the $0.04 per share cash consideration and other terms and conditions of the Offer and Merger resulted from arm's-length bargaining between the OpticNet special committee and the BEI special committee;

      - at least a majority of the unaffiliated stockholders of OpticNet must tender their shares in the Offer in order for the Offer to be consummated; and

      - under Delaware law, OpticNet stockholders have the right to demand an appraisal of their shares.

      Neither the Purchaser nor BEI have made any provision, in connection with the Offer and the Merger, for access by unaffiliated stockholders of OpticNet to the Purchaser's or BEI's corporate files, respectively, or to obtain counsel or appraisal services at the expense of the Purchaser or BEI.

2.    PURPOSE, STRUCTURE, ALTERNATIVES, AND EFFECTS; PLANS FOR OPTICNET

PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR OPTICNET

      The purpose of the Offer and Merger is to enable BEI to acquire the entire equity interest in, and thus control of, OpticNet, so that BEI may effect an efficient and orderly cessation of OpticNet's operations. The Offer, as the first step in the acquisition of OpticNet, is intended to facilitate the acquisition of all of the outstanding shares of OpticNet common stock or, if fewer than all of the outstanding shares of OpticNet common stock are tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, such lesser number of shares of OpticNet common stock, subject to the conditions to the Offer described in Section 14 (Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is for BEI to acquire any and all outstanding shares of OpticNet common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.


      BEI beneficially owns approximately 25% of the common stock of OpticNet (including 40% of the voting common stock of OpticNet). OpticNet's operations were substantially scaled back beginning in March 2002 and have not been reinvigorated due to the absence of opportunities to commercialize the technology or products of OpticNet and any third-party sources of financing. BEI has concluded that OpticNet's prospects as a standalone company are poor and, as a significant stockholder of OpticNet, seeks an orderly cessation of OpticNet's operations. Accordingly, the Purchaser and BEI anticipate that as soon as practicable after the successful completion of the Offer and the Merger, BEI will cease to operate OpticNet as a subsidiary and will retain OpticNet's sole asset of value, its intellectual property, as an asset of BEI. Other than BEI's intention to cease to operate OpticNet as a subsidiary, BEI does not intend to merge, reorganize or liquidate OpticNet or sell or transfer any of the material assets of OpticNet.


STRUCTURE AND ALTERNATIVES TO THE OFFER AND THE MERGER

      The acquisition of the entire equity interest in OpticNet has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest in OpticNet from the unaffiliated stockholders of OpticNet to the Purchaser and BEI and to provide cash to the holders of shares of OpticNet common stock. The Purchaser and BEI proposed a cash tender offer followed by a cash merger rather than a one-step merger because they believed that a one-step merger would take significantly longer to complete and would involve greater transaction expenses. Additionally, as a significant stockholder of OpticNet, BEI considered the potential consequences if OpticNet's board elected to liquidate or declare bankruptcy. In BEI's view, a cash tender offer followed by a cash merger was preferable to either liquidation or bankruptcy because it would provide for a more orderly cessation of operations. No alternatives, other than a one-step merger, liquidation and bankruptcy, were considered by BEI or the Purchaser.

EFFECTS OF THE OFFER AND THE MERGER ON BEI AND AFFILIATED AND UNAFFILIATED SECURITY HOLDERS

      Until March 2002, BEI accounted for its investment in OpticNet under the equity method of accounting, whereby BEI recognized the net income and loss of OpticNet in proportion to BEI's percentage of equity ownership in OpticNet as increases or decreases, respectively, in the value of its investment in OpticNet. In March 2002, BEI reduced the value of its investment in OpticNet in its financial statements to zero, and because it was the sole provider of operating capital to OpticNet began recognizing OpticNet's losses as losses in its own financial statements. Because BEI is the sole debtholder of OpticNet and the value of OpticNet's assets is likely insufficient to pay OpticNet's indebtedness, BEI can be deemed to have a 100% interest in OpticNet's net book value prior to the Offer and the Merger. As of September 28, 2002 and for the fiscal year ended September 28, 2002, OpticNet had negative net book value and negative net income, respectively. Following the Merger, the interest of BEI in OpticNet's net book value and net income, if any, will be 100%. BEI, as the sole stockholder of OpticNet, will thereafter have the opportunity to benefit from any increases in the value of OpticNet and also bear the risk of any decreases in the value of OpticNet's operations. However, because BEI intends to cease to operate OpticNet as a subsidiary after the successful completion of the offer and merger, it is anticipated that OpticNet will have no standalone net book value nor any net income in the future, and the contribution of the OpticNet assets to BEI's assets is not expected to have a positive impact on BEI's net book value or net income in the near future. As describe more fully below (Effect of the Offer on the Market on the Exchange Act Registration of OpticNet Common Stock), BEI intends to terminate the registration of OpticNet's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as soon as practicable after the Offer and the Merger, and BEI expects to benefit from the cost reductions associated with no longer being required to comply with the reporting requirements of the Exchange Act for OpticNet. For the fiscal year ended September 28, 2002, these costs were approximately $127,000.

      Following the Offer and the Merger, persons who were unaffiliated stockholders of OpticNet immediately prior to the Offer and the Merger will no longer have the opportunity to continue their interests in OpticNet as an ongoing corporation and therefore will not share in its future earnings and potential growth, of which none are expected. The Purchaser and BEI believe that the Offer and the Merger represent an orderly and relatively prompt means by which current OpticNet stockholders will be able to exchange their shares in OpticNet for the remaining cash value of the shares, and resolution of a tenuous situation for OpticNet that, had a transaction not been consummated, could have resulted in no payment to the stockholders. To the extent any OpticNet stockholder is a stockholder of BEI, subsequent to the Offer and the Merger such stockholder, as a stockholder of BEI, may indirectly benefit from or bear the risk of any increases or decreases in the value of OpticNet's operations, including OpticNet's net book value and net income.

      For OpticNet, the Offer and the Merger represent a responsible and orderly discontinuance of operations as a standalone entity, with trade obligations paid, customer obligations fulfilled and value received for the company's intellectual property. Negative considerations for the transaction include the effective discontinuation of the OpticNet product lines, which had been the subject of substantial investment by the company. BEI is not expected to pursue the business of designing and selling MEMS-based components for fiber-optic systems, as OpticNet's operations were substantially scaled back beginning in March 2002 and have not been reinvigorated.

      Like other OpticNet stockholders, the directors and officers of OpticNet, the Purchaser and BEI will be entitled to receive $0.04 per share for each of their shares of OpticNet common stock if the Offer and the Merger are successfully completed. However, these members of management will not be entitled to any additional compensation as a result of the Merger, nor will they have a continuing interest in the operations of OpticNet because, as described above, BEI intends to dissolve OpticNet as a standalone entity. During the brief period of time between the effective date of the Merger and the dissolution of OpticNet, the Purchaser's directors and officers will serve as the nominal directors and officers of OpticNet. However, neither the Purchaser nor BEI intend to compensate them for this nominal service.

      Certain directors and officers of OpticNet currently serve as directors and officers of BEI. The Offer and Merger will have no impact on their continuing service with BEI. BEI does not intend to offer employment to any directors or officers of OpticNet that are not so currently employed.

EFFECTS OF THE OFFER ON THE MARKET FOR OPTICNET COMMON STOCK

      A public trading market for OpticNet's common stock does not currently exist. In addition, OpticNet's common stock is subject to significant transfer restrictions set forth in OpticNet's bylaws. In particular, apart from limitations on transfer created by applicable securities laws, OpticNet's bylaws expressly forbid holders of OpticNet's common stock from assigning, hypothecating, donating, encumbering or otherwise disposing of any beneficial interest in their shares until OpticNet's common stock has been listed for trading with a nationally recognized securities exchange or automated quotation system. Due to these transfer restrictions and the absence of any public trading market, the OpticNet common stock is illiquid. These transfer restrictions will not apply to shares tendered in the Offer.

EFFECTS OF THE OFFER AND THE MERGER ON THE EXCHANGE ACT REGISTRATION OF OPTICNET COMMON STOCK

      OpticNet common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of OpticNet to the Securities and Exchange Commission if there are less than 300 holders of record of shares of OpticNet common stock. Termination of registration of shares of OpticNet common stock under the Exchange Act would reduce the information required to be furnished by OpticNet to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the

Exchange Act no longer applicable to OpticNet, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of OpticNet's stockholders and the related requirement of furnishing an annual report to OpticNet's stockholders. BEI intends to seek to cause OpticNet to apply for termination of registration of OpticNet common stock under the Exchange Act as soon as practicable after the successful completion of the Offer and provided that the requirements for effecting such termination are met.

EFFECTS OF THE OFFER AND MERGER ON MARGIN REGULATIONS

      Because OpticNet's common stock is subject to significant transfer restrictions and there is no public trading market for OpticNet's common stock, OpticNet common stock does not constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore cannot be used as collateral for loans made by brokers.

3.    MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which is sometimes referred to as the "IRC" in this Offer to Purchase), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of OpticNet common stock are accepted for payment in the Offer (or who receives cash in the Merger) will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer or converted into cash in the merger, as the case may be.

      The majority of outstanding shares of OpticNet common stock were received by stockholders when OpticNet was separated from BEI in November 2000. See
Section 9 (Certain Information Concerning OpticNet) of this Offer to Purchase for more information. The separation of OpticNet from BEI was structured as a taxable dividend distribution. The per share value of the common stock distributed was valued at the time of the distribution at $0.08. For all stockholders receiving their shares of OpticNet common stock through the November 2000 distribution, the stockholder's per share adjusted tax basis in the shares is $0.08, the deemed value of the shares at the time of the distribution. Because the November 2000 distribution was a taxable transaction, the tax consequences of Offer and Merger are not affected by the nature of the separation of OpticNet from BEI and resulting stock dividend distribution.

      If shares of OpticNet common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. In the case of a tendering non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 15%. In addition, there are limits on the deductibility of capital losses.

      A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of OpticNet common stock in the Offer may be subject to 28% backup withholding unless such stockholder provides such stockholder's taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of OpticNet common stock are accepted for payment in the Offer that does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See Section 2 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer) of this Offer to Purchase under the caption "Backup Withholding". Each stockholder that is tendering shares of OpticNet common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

      If backup withholding applies to a stockholder that is tendering shares of OpticNet common stock in the Offer, the Depositary is required to withhold 28% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the United States Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a United States federal income tax return.

      Neither BEI nor OpticNet will recognize any gain or loss for tax purposes as a result of the Offer or Merger. Other affiliates of OpticNet who tender OpticNet common stock in the Offer will recognize gain or loss to the same extent that comparable unaffiliated stockholders of OpticNet who so participate.

      The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to shares of OpticNet common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of OpticNet common stock who are subject to special tax treatment under the IRC -- such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions -- and may not apply to a holder of shares of OpticNet common stock in light of individual circumstances, such as holding shares of OpticNet common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

      STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

                                THE TENDER OFFER

4.    TERMS OF THE OFFER


      Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of OpticNet common stock that are validly tendered on or prior to the Expiration Date of the Offer and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 6 (Withdrawal Rights) of this Offer to Purchase. The term "Expiration Date" as used in this Offer to Purchase means 12:00 midnight, New York City time, on December 4, 2003, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date of the Offer as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by the Purchaser, will expire.


      Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of OpticNet: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of OpticNet common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, or (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date of the Offer beyond the initial Expiration Date of the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES OF OPTICNET COMMON STOCK, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR ANY SHARES.


      If by 12:00 midnight, New York City time, on December 4, 2003 (or by any other time and date then scheduled as the Expiration Date of the Offer), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of OpticNet common stock that have been validly tendered and not withdrawn prior to the Expiration Date of the Offer, (ii) extend the Offer and, subject to the right of holders of shares of OpticNet common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date of the Offer, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer or (iv) terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of OpticNet common stock and return all previously tendered shares to the owners of such shares.

      The rights reserved by the Purchaser described in the two preceding paragraphs are in addition to its rights pursuant to Section 14 (Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 13e-3, 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of shares of OpticNet common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase "business day" as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

      In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 13e-3, 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

      Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraph of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date of the Offer, of not fewer than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date of the Offer and the acceptance for payment of, and the payment for, any shares of OpticNet common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, during which holders of shares of OpticNet common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of OpticNet common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of OpticNet common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, net to the holders thereof in cash. Holders of shares of OpticNet common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

      Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial twenty business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of OpticNet common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of OpticNet common stock that are validly tendered to the Purchaser and not withdrawn prior to the Expiration Date of the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of OpticNet common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date of the Offer and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of OpticNet common stock as they are tendered during the subsequent offering period.

      OpticNet has provided the Purchaser with a list and security position listings of OpticNet's stockholders for the purpose of disseminating the Offer to holders of shares of OpticNet common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of OpticNet common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of OpticNet's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of OpticNet common stock.

5.    PROCEDURES FOR TENDERING SHARES OF OPTICNET COMMON STOCK IN THE OFFER

VALID TENDER

      For a stockholder to validly tender shares of OpticNet common stock in the
Offer:

      - the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees") and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer;

      - in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer",
            (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described below under the caption "Book-Entry Transfer"), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer and
            (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer," and a Book-Entry Confirmation (as described below under the caption "Book-Entry Transfer") must be received by the Depositary prior to the Expiration Date of the Offer; or

      - the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery" prior to the Expiration Date of the Offer.

      The valid tender of shares of OpticNet common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

      The method of delivery of shares of OpticNet common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of OpticNet common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

BOOK-ENTRY TRANSFER

      The Depositary will, if deemed necessary, establish an account with respect to the shares of OpticNet common stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may effect a book-entry delivery of shares of OpticNet common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of OpticNet common stock that such participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

      Although delivery of shares of OpticNet common stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer to effect a valid tender of shares by book-entry. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

      No signature guarantee is required on the Letter of Transmittal that is being returned with shares of OpticNet common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of OpticNet common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled Special Payment Instructions or the box labeled Special Delivery Instructions on such Letter of Transmittal or (ii) shares of OpticNet common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as "Eligible Institutions" in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of OpticNet common stock includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of OpticNet common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of OpticNet common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of OpticNet common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

GUARANTEED DELIVERY

      If a stockholder desires to tender shares of OpticNet common stock in the Offer and such stockholder's certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption "Book-Entry Transfer" cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date of the Offer, such stockholder may tender such shares of OpticNet common stock if all the following conditions are met:

      - such tender is made by or through an Eligible Institution (as described above under the caption "Signature Guarantees");

      - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer; and

      - either (i) the certificates representing tendered shares of OpticNet common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer," (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), or an Agent's Message (as described above under the caption "Book-Entry Transfer"), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer" and a Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq National Market is open for business.

      The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption "Signature

Guarantees") in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

OTHER REQUIREMENTS

      Notwithstanding any provision hereof, in all cases payment for shares of OpticNet common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

      o certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") with respect to such shares;

      o the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption "Signature Guarantees"), or in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal, as described above under the caption "Book-Entry Transfer"); and

      o     any other documents required by the Letter of Transmittal.

      Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of OpticNet common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of OpticNet common stock being tendered in the Offer are actually received by the Depositary.

      UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE OFFER PRICE PAYABLE IN RESPECT OF SHARES OF OPTICNET COMMON STOCK BEING TENDERED IN THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

APPOINTMENT

      By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of the Letter of Transmittal as described above under the caption "Book-Entry Transfer," a stockholder tendering shares of OpticNet common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of OpticNet common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of OpticNet common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of OpticNet common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of OpticNet common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of OpticNet common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of OpticNet common stock and other securities or rights in respect of any annual, special or adjourned meeting of OpticNet's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of OpticNet common stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of OpticNet common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of OpticNet common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of OpticNet common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of OpticNet common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, BEI, OpticNet, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

BACKUP WITHHOLDING

      In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of OpticNet common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 28%. All stockholders tendering shares of OpticNet common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

6.    WITHDRAWAL RIGHTS


      Except as otherwise provided in this Section 6, tenders of shares of OpticNet common stock in the Offer are irrevocable. Shares of OpticNet common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date of the Offer and shares that are tendered may also be withdrawn at any time after December 4, 2003 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and
(ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.


      For a withdrawal of shares of OpticNet common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 5 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, BEI, OpticNet, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Withdrawals of shares of OpticNet common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not have to been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date of the Offer by following one of the procedures described in Section 5 hereof.

7.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF OPTICNET COMMON STOCK

      On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and will pay for, all shares of OpticNet common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date of the Offer. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of OpticNet common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

      In all cases, payment for shares of OpticNet common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

      o the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 5 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees"); or

      o in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 5 (Procedures for Tendering Shares of OpticNet Common Stock in the Offer) of this Offer to Purchase under the caption "Book-Entry Transfer" a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 5 of this Offer to Purchase under the caption "Signature Guarantees") or an Agent's Message, and any other required documents.

      Accordingly, stockholders tendering shares of OpticNet common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

      The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of OpticNet common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of OpticNet common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of OpticNet common stock have been accepted for payment in the Offer.

      UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR SHARES OF OPTICNET COMMON STOCK THAT ARE TENDERED IN THE OFFER, REGARDLESS OF ANY EXTENSION OF, OR AMENDMENT TO, THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

      If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of OpticNet common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of OpticNet common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 6 (Withdrawal Rights) of this Offer to Purchase.

      If any shares of OpticNet common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

8.    TRADING MARKET AND PRICE OF SHARES OF OPTICNET COMMON STOCK; DIVIDENDS

      Because there are transfer restrictions on OpticNet common stock contained in OpticNet's bylaws and there is no authorized public trading market for OpticNet common stock, there is no readily ascertainable market value for OpticNet common stock. American Appraisal, which acted as the financial advisor to OpticNet's board of directors, delivered an opinion to OpticNet's board of directors, dated July 1, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of OpticNet common stock in the Merger was fair, from a financial point of view, to the holders of shares of OpticNet common stock. Stockholders of OpticNet are urged to, and should, carefully read OpticNet's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of American Appraisal in their entirety.

      OpticNet has not declared or paid any dividends in the last two years and its current financial position would preclude OpticNet from declaring or paying cash dividends under applicable laws for the foreseeable future.

9.    CERTAIN INFORMATION CONCERNING OPTICNET

GENERAL

      OpticNet is a Delaware corporation with its principal offices located at One Post Street, Suite 2500, San Francisco, California 94104-5229. OpticNet's telephone number at that address is (415) 956-4477. OpticNet is a development stage company that aspired to design and manufacture optical components used to interconnect, switch, attenuate and otherwise manage optical signals in fiber optic circuits. OpticNet's products were being developed for use in broadband telecommunications networks. Virtually all of its products developed to date were based on micro electromechanical structures (MEMS) made from monocrystalline silicon, a material similar to that used to manufacture electronic microcircuits.

      OpticNet was incorporated in February 2000 in Delaware as a majority-owned subsidiary of BEI to extend proprietary MEMS production processes developed by BEI to the field of optical networks. In November 2000, OpticNet was separated from BEI in order to focus exclusively on the commercialization of MEMS technology for optical telecommunications applications. OpticNet was established as a separate company by BEI's distribution to its stockholders of approximately 42% of OpticNet's outstanding securities at the time of the distribution, with BEI retaining approximately 24% of OpticNet's outstanding securities and the remainder of OpticNet's securities continuing to be held by contributing founders. At the time of OpticNet's separation from BEI certain MEMS-based proprietary product designs were transferred to OpticNet and it was granted exclusive, worldwide, royalty-free and perpetual rights to utilize BEI's proprietary MEMS-based processing technologies in the manufacture of OpticNet's products for the telecommunications market. In recognition of OpticNet's early stage of development, immediately prior to its separation from BEI, OpticNet imposed transfer restrictions on its common stock and accordingly there is presently no public trading market for its securities. OpticNet continues to have significant intercompany arrangements with BEI, as describe more fully in
Section 12 (Background of the Offer). OpticNet's operations were substantially scaled back beginning in March 2002 and have not been reinvigorated due to the absence of opportunities to commercialize the technology or products of OpticNet and any third-party sources of financing. Because OpticNet has substantially scaled back operations, the Purchaser and BEI anticipate that as soon as practicable after the successful completion of the offer and merger, BEI will cease to operate OpticNet as a subsidiary and will retain OpticNet's sole asset of value, its intellectual property, as an asset of BEI.

      After reasonable inquiry and to the best knowledge of the Purchaser and BEI, each director and executive officer of OpticNet who owns shares of OpticNet common stock, representing an aggregate beneficial ownership of 9% of OpticNet common stock, intends to tender in the Offer all shares owned of record or beneficially other than shares, if any, underlying stock options.

SUMMARIZED FINANCIAL INFORMATION

      The summarized financial information for OpticNet presented below as of and for (i) the fiscal years ended September 29, 2001 and September 28, 2002 is derived from OpticNet's audited financial statements and (ii) the nine months ended June 29, 2002 and June 28, 2003 is derived from OpticNet's unaudited financial statements. For more information concerning the financial information for OpticNet, see the Annual Report on Form 10-K for the fiscal year ended September 28, 2002 and the Quarterly Report on Form 10-Q for the quarter ended June 28, 2003, each as filed by OpticNet with the Securities and Exchange Commission. For information on how to obtain these reports, see the immediately following section "Available Information."

                                              Year Ended     Year Ended      Nine Months     Nine Months
                                             September 29,  September 28,   Ended June 29,  Ended June 28,
                                                 2001           2002            2002            2003
                                             ------------   ------------    -------------   -------------
STATEMENT OF OPERATIONS DATA
Revenues                                    $    499,000    $    112,500    $    112,500    $         --
Cost of revenues                                 259,640          83,801          56,252              --
                                              ----------      ----------      ----------        --------
Gross profit (loss)                              239,360          28,699          56,248              --
Income (loss) from operations                 (1,601,361)     (4,009,863)     (3,552,367)       (833,717)
                                              ----------      ----------      ----------        --------
Net income (loss)                             (1,574,755)     (4,131,429)     (3,635,212)       (949,726)
                                              ==========      ==========      ==========        ========
Basic and diluted revenues per share        $       0.10    $       0.02    $       0.02    $         --
Basic and diluted net loss per share        $      (0.32)   $      (0.74)   $      (0.66)   $      (0.16)

Weighted average common shares used in         4,989,132       5,586,971       5,519,293       6,101,092
computation of basic and diluted revenues
and net loss per share

BALANCE SHEET DATA (AT END OF PERIOD)
Current assets                              $  1,008,840    $      8,468    $     62,142    $     89,010
Non-current assets                                40,009             728          12,607             728
Current liabilities                            1,648,356       2,924,523       3,155,125       3,164,600
Non-current liabilities                           14,670              --              --              --
Total stockholders' deficit                     (614,177)     (2,915,327)     (3,080,376)     (3,074,862)
Net book value per share                    $      (0.07)   $      (0.36)   $      (0.37)   $      (0.12)

Total common and preferred shares              8,311,428       8,092,104       8,224,460      26,238,524
outstanding used in computation of net
book value per share

      OpticNet's ratio of earnings to fixed charges is deemed not to be meaningful as OpticNet has little or no fixed charges. OpticNet's rent payments (for its building and equipment) are based on usage and OpticNet has no full time employees.

AVAILABLE INFORMATION

      OpticNet is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning OpticNet's directors and executive officers, their remuneration, stock options and other matters, the principal holders of OpticNet's securities and any material interest of such persons in transactions with OpticNet is required to be disclosed in OpticNet's annual reports on Form 10-K filed with the Securities and Exchange Commission. Such reports and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

      Except as otherwise stated in this Offer to Purchase, the information concerning OpticNet contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and BEI do not have any knowledge that any such information is untrue, neither the Purchaser nor BEI takes any responsibility for the accuracy or completeness of such information or for any failure by OpticNet to disclose events that may have occurred and may affect the significance or accuracy of any such information.

10.   CERTAIN INFORMATION CONCERNING THE PURCHASER AND BEI

      The Purchaser is a Delaware corporation and a wholly owned subsidiary of BEI. The Purchaser was organized by BEI to acquire OpticNet and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by BEI. The principal office of the Purchaser is located at the same address as BEI's principal office listed below, and its telephone number at that address is the same telephone number as BEI's telephone number listed below.

      BEI is a Delaware corporation with its principal office located at One Post Street, Suite 2500, San Francisco, California 94104-5229. BEI's telephone number at that address is (415) 956-4477. The principal business and operations of BEI are conducted within one business segment and are carried out by operations which design, manufacture and sell electronic devices that provide vital sensory input and actuation for the control systems of advanced machinery and automation systems. Sensors designed and manufactured by BEI, most of which are concerned with physical motion, provide information that is essential to logical, safe and efficient operation of sophisticated machinery. BEI also develops and produces motors and actuators, which are the prime movers in high performance machinery.

      The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and BEI are listed in Schedule I to this Offer to Purchase.

      During the last five years, none of the Purchaser, BEI or, to the best knowledge of the Purchaser and BEI, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Purchaser, BEI or any such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

      The following table sets forth certain information regarding the ownership of shares of OpticNet's common stock as of August 11, 2003 by BEI and each of the directors and executive officers of the Purchaser and BEI listed in Schedule I to this Offer to Purchase:



                                  VOTING COMMON STOCK      NONVOTING COMMON STOCK   COMMON STOCK BENEFICIAL
                                BENEFICIAL OWNERSHIP(1)    BENEFICIAL OWNERSHIP(1)        OWNERSHIP(1)
                                ------------------------  ------------------------  ------------------------
                                 NUMBER                   NUMBER OF                 NUMBER OF
     NAME AND ADDRESS           OF SHARES  % OF TOTAL(2)   SHARES    % OF TOTAL(2)   SHARES    % OF TOTAL(2)
---------------------------     ---------  -------------  ---------  -------------  ---------  -------------
BEI(3)                          2,037,613      40.01%             0            *    2,037,613       25.18%
Charles Crocker                   221,468       7.16%         8,000            *      229,468        3.77%
Asad M. Madni                      41,496       1.34%             0            *       41,496           *
John LaBoskey                       8,137          *              0            *        8,137           *
Robert R. Corr                     11,689          *              0            *       11,689           *
Gerald D. Brasuell                  8,246          *        400,000        13.34%     408,246        6.70%
David Pike                          4,161          *              0            *        4,161           *
Richard M. Brooks                   4,000          *              0            *        4,000           *
George S. Brown                     2,900          *              0            *        2,900           *
C. Joseph Giroir, Jr                    0          *              0            *            0           *
Dr. William G. Howard, Jr           2,000          *              0            *        2,000           *
J. Lavon Morton                         0          *              0            *            0           *
Gary D. Wrench                     24,979          *          8,000            *       32,979           *


----------

* Less than one percent.

(1) This table is based on information provided to BEI by OpticNet. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, BEI believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 3,093,202 shares of OpticNet voting common stock and 2,998,902 shares of OpticNet nonvoting common stock outstanding on August 11, 2003, adjusted as required by the rules promulgated by the Securities and Exchange Commission.



(3) Includes 2,000,000 shares of OpticNet voting common stock issuable on conversion of 2,000,000 shares of OpticNet Series A preferred stock held by BEI and convertible at any time by BEI into share of OpticNet voting common stock. If BEI elects to convert all of its shares of OpticNet Series A preferred stock into shares of OpticNet voting common stock, BEI would own 2,037,613 shares of OpticNet voting common stock out of a total of 5,093,202 shares of outstanding OpticNet voting common stock and 2,037,613 shares of OpticNet common stock out of a total of 8,092,104 shares of outstanding OpticNet common stock, including such converted shares. If BEI converts any of its shares of OpticNet Series A preferred stock into shares of OpticNet voting common stock, the Minimum Condition will be satisfied with a lower number of shares validly tendered and not withdrawn prior to the Expiration Date of the Offer. However, regardless of whether BEI elects such conversion, a majority of the shares held by unaffiliated stockholders of OpticNet must be tendered in order to satisfy the Minimum Condition. BEI does not currently plan to convert any of such shares of OpticNet Series A preferred stock into shares of OpticNet voting common stock prior to or in connection with the Offer. If the shares of OpticNet Series A preferred stock held by BEI are ignored for purposes of calculating BEI's beneficial ownership of OpticNet common stock, BEI beneficially owns 37,613 shares of OpticNet common stock, representing less than 1% of the outstanding shares of OpticNet common stock.


      After reasonable inquiry and to the best knowledge of the Purchaser and BEI, each director, executive officer and affiliate of OpticNet, other than BEI, and each director, executive officer and affiliate of BEI and the Purchaser, who own shares of OpticNet common stock intends to tender such shares pursuant to the Offer based on the conclusion of OpticNet, the Purchaser and BEI that the consideration to be received by the holders of shares of OpticNet common stock pursuant to the Offer is fair to such holders.

      There have been no transactions in shares of OpticNet capital stock by the Purchaser, BEI or any of the persons listed in the prior table during the past 60 days. In addition, during the past two years there have been no purchases by BEI of OpticNet common stock/

      Except as described in this Offer to Purchase, none of the Purchaser, BEI or, to the knowledge of the Purchaser and BEI, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of BEI, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of OpticNet, and none of the Purchaser, BEI or, to the knowledge of the Purchaser and BEI, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of OpticNet during the past 60 days.


      Other than as described in Section 4 (The Solicitation and Recommendation) of the Amendment No. 2 to Schedule 14D-9, which is incorporated by reference herein, after reasonable inquiry and to the best knowledge of the Purchaser and BEI, none of the directors, executive officers or affiliates of OpticNet, or the directors, executive officers or affiliates of BEI or the Purchaser, has made a recommendation either in support of or opposed to the Offer or the Merger.


      Mr. Corr, Vice President, Secretary, Treasurer and Controller of BEI, and the Treasurer and Secretary of Purchaser, has been principally involved in the negotiation, documentation and consummation of the Merger Agreement, the Offer and the Merger on behalf of BEI and the Purchaser. Mr. Corr did not receive any additional compensation in connection with such efforts. Other employees of BEI have assisted Mr. Corr with such efforts. See Section 16 (Fees and Expenses) for a description of the expenses that the Purchaser and BEI will incur in connection with the transactions contemplated by the Offer and the Merger.


      BEI may be deemed an affiliate of OpticNet due to its beneficial ownership of approximately 25% of the outstanding shares of OpticNet common stock (including 40% of the outstanding shares of OpticNet voting common stock) and its history of providing business, financial and administrative support to OpticNet. Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by BEI with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or BEI, any of their respective subsidiaries or, to the knowledge of the Purchaser and BEI, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and OpticNet or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of the Purchaser, BEI or, to the knowledge of the Purchaser and BEI, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of OpticNet.

11.   SOURCE AND AMOUNT OF FUNDS

      The Offer is not conditioned on any financing contingencies.

      The total amount of funds required by the Purchaser to pay for all outstanding shares of OpticNet common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $467,700. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions that will be made by BEI, either directly or through one or more wholly owned subsidiaries of BEI, to the Purchaser. BEI expects to use its cash on hand and cash equivalents to make this contribution.

      The Purchaser believes that the financial condition of BEI and its affiliates is not material to a decision by a holder of shares of OpticNet common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of OpticNet common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of OpticNet common stock in the Offer,
(iii) the Offer is not subject to any financing contingencies and (iv) BEI has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of OpticNet common stock in the Offer and the Merger.

12.   BACKGROUND OF THE OFFER

      BEI regularly evaluates different strategies to improve its competitive position and enhance stockholder value, including opportunities for acquisitions of other companies or their assets.

      OpticNet was incorporated in February 2000 in Delaware as a majority-owned subsidiary of BEI to extend proprietary MEMS production processes developed by BEI to the field of optical networks by designing and manufacturing optical-networking components. The shares of OpticNet capital stock not owned by BEI were owned by contributing founders of OpticNet.

      During fiscal 2000, BEI made a $1.0 million equity investment in OpticNet in exchange for the issuance to BEI of 2,000,000 shares of OpticNet's Series A preferred stock.

      BEI entered into an intercompany services agreement with OpticNet in October 2000, under which BEI provided certain administrative services to OpticNet at a cost of $25,000 per fiscal quarter. During the third quarter of fiscal 2002, BEI agreed to suspend current and future charges under the agreement, in light of the inability of OpticNet to obtain outside financing.

      At the close of business on October 30, 2000, OpticNet separated from BEI in order to focus exclusively on the commercialization of MEMS technology for optical telecommunications applications. OpticNet was established as a separate company by BEI's distribution to its stockholders of approximately 42% of OpticNet's outstanding securities at the time of the distribution, with BEI retaining approximately 24% of OpticNet's outstanding securities and the remainder of OpticNet's securities continuing to be held by contributing founders. At the time of OpticNet's separation from BEI, certain MEMS-based proprietary product designs were transferred to OpticNet and OpticNet was granted exclusive, worldwide, royalty-free and perpetual rights to utilize BEI's proprietary MEMS-based processing technologies in the manufacture of products for the telecommunications market.

      During fiscal 2001, BEI agreed to provide OpticNet with a line of credit for up to $3.0 million with maturity at December 31, 2002, as amended, and interest at prime plus 1.5% per annum. In addition, BEI made arrangements to lease research and development equipment and sublease this equipment to OpticNet. Specifically, BEI entered into a master equipment lease agreement, under which it then subleased usage of this equipment to OpticNet under a corresponding master equipment sublease agreement. BEI and OpticNet entered into three equipment subleases for research and development equipment on September 28, 2001, December 20, 2001 and March 28, 2002, for equipment valued at approximately $700,000, $3.5 million and $2.8 million, respectively. Beginning in October 2001, BEI entered into an agreement with OpticNet to rent capacity of this equipment to OpticNet from month to month based on OpticNet's usage of the equipment, rather than a flat fee. In March 2002, OpticNet significantly reduced its operations to support only its then current customer base, which resulted in lower use of this equipment.

      BEI leases 15,571 square feet of office and manufacturing facilities used for research and development and manufacturing activities in Hayward, California, which it originally subleased entirely to OpticNet under an agreement entered into in October 2001, for an initial term expiring December 2005. During March 2002, OpticNet concluded it was necessary to reduce operating costs due to its inability to obtain significant strategic partners or third party financing. The companies both agreed that a reduction in operations would lower usage of the subleased facilities. Beginning March 31, 2002, BEI agreed to prorate the annual lease payments for the space and equipment from OpticNet, based on the portion of the facilities OpticNet required to support its customers.

      In the six months ending September 28, 2002, BEI provided $1.8 million of financing to OpticNet, in addition to BEI's prior equity financing and loans under OpticNet's line of credit with BEI, which was advanced with the intent to convert such cash advances into additional equity in OpticNet, upon terms to be decided. Effective September 28, 2002, BEI and OpticNet had determined that OpticNet would authorize and issue to BEI a series of nonvoting preferred stock. In November 2002, OpticNet issued a total of 18,146,420 shares of nonvoting and nonconvertible Series B preferred stock to BEI, in consideration of the $1.8 million advanced during the third and fourth quarters of fiscal 2002.

      Towards the end of 2002, it became increasingly apparent to OpticNet that its market focus, the design and manufacture of optical-networking components, had become an unattractive place for new investment. This was attributed to overcrowding in the new components arena, a growing recognition of overcapacity in optic infrastructure and the recession being experienced by telecom equipment companies, which had drastically slowed their demand for products from components companies Poor market conditions rendered unsuccessful the efforts made by OpticNet to expand its customer base or secure financing from financial and strategic investors other than BEI. OpticNet management was also concerned that BEI would be unwilling to continue to advance funding on an equity investment basis. It was determined necessary by OpticNet management to confront realistically what OpticNet's future alternatives might be in the absence of viable operations as a standalone company.

      During the months of November and December 2002, OpticNet's management reevaluated OpticNet's business outlook and available financing and explored with its outside legal counsel the alternatives and issues regarding a possible discontinuation or sale of the business. OpticNet's management, specifically, Gary Wrench, as OpticNet's Chief Financial Officer, commissioned American Appraisal to conduct an appraisal of OpticNet's intellectual property. The valuation was commissioned as OpticNet management believed that it could be useful in making a decision among the alternatives currently available to OpticNet, including a possible sale of the company or its assets. At this time the intangible assets existing in the company were deemed the assets of significant value for OpticNet.

      On December 17, 2002, Mr. Wrench initiated a request for a meeting of the OpticNet board of directors to discuss forward planning and financial alternatives, in light of what appeared to be poor prospects for outside financing for OpticNet. This requested meeting was not convened until January 23, 2003.

      On January 23, 2003, OpticNet's board of directors, absent Chairman Lawrence Wan who was on an extended overseas trip, met informally to consider "where do we go from here." The board's consensus was that current conditions in the telecommunications industry were unlikely to improve soon and the outlook for obtaining new investors remained very poor. The high cost of remaining a public company was noted by members of the board collectively. It was observed that OpticNet's current and foreseeable scope of operations was more appropriate to being a product line of a large company than a stand-alone company. Possible alternatives for OpticNet's future considered by the board included: (a) mobilizing a new approach to outside investors, (b) continuing to attempt to rely on funding from BEI, (c) dissolution and a sale of assets, and (d) soliciting an acquisition offer from third parties or BEI. The need for prompt action was seen as urgent because there was no assurance that BEI could or would continue to advance funds. The difficulty of attracting alliances with other companies was discussed and attributed in part to the close linkage between OpticNet's manufacturing facilities and those of BEI. It was also observed that the process of identifying and attracting prospective investors was slow and costly and, to date, unproductive. Following the discussion, the board encouraged Mr. Wrench to explore with BEI its possible interest in making an offer to acquire OpticNet.

      Following the January 23 meeting, in late January 2003, Mr. Wrench explored, in brief, interest in a tender offer/merger with certain members of BEI management during informal discussions. On or about February 4, 2003 when Dr. Wan returned from his overseas trip, Mr. Wrench briefed Dr. Wan on the discussion at OpticNet's January 23 meeting and received Dr. Wan's concurrence with the recommendations of the other board members at that meeting.

      On February 6, 2003, Mr. Wrench arranged an in-person, informal conversation with BEI's chairman of the board, Charles Crocker, and reported Dr. Wan's concurrence with the other members of the OpticNet board that OpticNet should explore the possibility of an acquisition offer for OpticNet by BEI. Mr. Crocker expressed interest in discussing and considering the matter further, and indicated he would raise the matter with the BEI board.

      In early February 2003, Mr. Crocker formed a board committee of independent directors of BEI, comprised of Richard M. Brooks, C. Joseph Giroir and William Howard, to consider a possible merger with or other acquisition transaction concerning OpticNet. Mr. Crocker requested that Mr. Wrench supply information about OpticNet to this committee. Mr. Wrench sent material on February 6, 2003 to the members of the BEI independent committee, consisting of OpticNet's most recent annual report on Form 10-K/A, a current capitalization table for OpticNet, a copy of the discussion outline from OpticNet's January 23 board meeting and a copy of the November 2002 Appraisal. On February 11, 2003, Mr. Wrench sent the members of the BEI independent committee informational materials generally describing the process for conducting a tender offer.

      During the last two weeks of February 2003, the BEI independent committee held several telephonic meetings to review the materials that had been delivered to the committee by Mr. Wrench.

      On February 20, 2003, OpticNet received a list of holders of common stock from its transfer agent and management prepared an analysis of the spread of stockholdings and the level of participation necessary to successfully complete a tender offer/merger. This information was forwarded to the BEI committee of independent directors.

      By letter dated March 4, 2003, American Appraisal delivered its appraisal solely of OpticNet's intellectual property as of November 15, 2002 at $1.2 million, assuming no continuing expenditures for research and development (the "November 2002 Appraisal"). Based on the aggregate shares of OpticNet deemed outstanding (on a fully-diluted basis, including conversion of convertible preferred stock to common, but not including options) of 26,238,524, this provided a valuation of $0.045 per share.

      On March 5, 2003, the independent committee held a telephonic meeting with outside counsel to BEI at the firm of Cooley Godward LLP. The independent committee discussed with its legal advisor the mechanics of conducting a tender offer/ merger. Shortly thereafter, the BEI board received a report from its independent committee of directors recommending that negotiations proceed regarding a tender offer/merger with OpticNet. Based on recommendation from BEI's committee of independent directors, the BEI board approved an offer of $0.03 per share in the form of a tender offer/merger with OpticNet and other preliminary terms for the purposes of negotiations. The offer price of $0.03 was slightly lower than the valuation for the intellectual property of OpticNet arrived at in the November 2002 Appraisal, which the BEI board believed was a fair offer as any future use of the intellectual property would require significant ongoing investments in research and development. The BEI board directed BEI's management to communicate this offer to OpticNet and the BEI independent committee of directors was asked to engage in any ongoing negotiations with OpticNet.

      On March 6, 2003, Dr. Wan was informally told of the results of the meeting of the board of directors of BEI.

      On March 7, 2003, Dr. Wan convened a committee of two directors of OpticNet to evaluate the BEI offer and to negotiate with the BEI committee of independent directors. Messrs. Joslyn and Seeser were judged the most suitable for this purpose, as Dr. Seeser had no prior relationship with BEI, and Mr. Joslyn, who had previously and was at present providing certain limited consulting services to BEI unrelated to OpticNet, would soon cease (as of May
18th) consulting for BEI.

      On March 10, 2003, Messrs. Joslyn and Seeser, as the two members of the special committee constituted to evaluate the BEI offer, conferred with each other by telephone to prepare for a subsequent discussion with counsel to discuss special committee processes and specific procedures for responding to the offer by BEI. Following preparatory discussion by the special committee members, a conference call was convened with counsel to discuss the duties and responsibilities of the special committee. Also discussed were elements for consideration in arriving at a value for OpticNet (on a per share basis, and arriving at a value for a purchase of the shares held by the stockholders other than BEI) and the process for negotiations with the BEI independent committee.

      On March 13, 2003, John LaBoskey, senior vice president and chief financial officer of BEI, sent a letter on behalf of BEI to OpticNet's board of directors formally confirming to the OpticNet board that BEI was interested in acquiring those shares of OpticNet's common stock that were not currently owned by BEI, at a cash price of $0.03 per share.

      On March 13, 2003, Messrs. Joslyn and Seeser conferred by telephone with Dr. Bill Howard, chairman of the BEI independent committee. Discussion focused on an understanding of the BEI committee's determination of the per share value for OpticNet's outstanding shares and other terms of the BEI offer.

      On March 14, 2003, a telephonic meeting of the OpticNet board of directors was held, with all board members present. The purpose was to consider, discuss and ratify the appointment by Dr. Wan of Messrs. Seeser and Joslyn as a special committee to evaluate the BEI offer, and to hear a report from the special committee. Messrs. Joslyn and Seeser reported on the committee's activity to date, including the gathering of OpticNet comparables and industry data, discussions with the BEI independent committee and American Appraisal and on its plans for further analyzing the BEI offer, and engaging the BEI independent committee in further negotiations.

      On March 18, 2003, Messrs. Joslyn and Seeser conferred by telephone to prepare for a meeting with American Appraisal regarding both the recent report by American Appraisal on the value of OpticNet's intellectual property, as well as the work done by American Appraisal in determining a per share value for OpticNet's outstanding shares.

      On March 20, 2003, Messrs. Joslyn and Seeser conferred by telephone with Messrs. Gerald Mehm and Ray Heinz of American Appraisal. The discussion was focused on American Appraisal's basis for its November 2002 Appraisal.

      On March 21, 2003, Messrs. Joslyn and Seeser conferred by telephone with counsel. The discussion was focused on Messrs. Joslyn and Seeser's review and assessment of the November 2002 Appraisal, and the special committee's conclusions derived from their independent analysis of the data provided in the report. Specifically, the committee noted that the valuation placed by American Appraisal on OpticNet's intellectual property was $1.2 million, which the special committee deemed reasonable and within the range of $800,000 to $1,500,000 million arrived at by the special committee after reviewing the range of assumptions contained within the November 2002 Appraisal. However, the assumption of no continuing expenditures for research and development was considered by the committee to be a reasonable theoretical construct for analytical purposes, but one which was not likely to be sustainable for a high technology business in the real world. In the committee's view, some maintenance level of research and development would have to be spent, thereby decreasing near-term cash flow and in turn shifting terminal values downward. It was therefore concluded that a real-world terminal value was more likely to be less than American Appraisal's calculated values than more. In addition, for the purposes of conversion of the American Appraisal-determined valuation into a per share valuation, the special committee used the aggregate shares deemed outstanding (on a fully-diluted basis, including preferred stock and common stock, but not including options) of 26,238,524 as listed in the OpticNet capitalization table of November 10, 2002. This provided a per share value of $0.045. Based on this analysis, the special committee made a preliminary determination that a counter-offer of $0.05 for negotiating purposes would be appropriate, although a final deal price of $0.04 per share would be within the committee's acceptable range.

      On March 24, 2003, Messrs. Joslyn and Seeser conferred by telephone to further discuss their conclusions regarding the per share value of OpticNet based on all data received to date, and to coordinate a response to the BEI offer to further negotiations.

      On March 24, 2003, Messrs. Joslyn and Seeser conferred by telephone with counsel to consider procedural and legal issues relating to their prospective negotiations with the BEI independent committee and agreed upon a $0.05 per share counter-offer.


      On March 24, 2003, BEI filed a Schedule 13D stating that as of March 13, 2003, BEI beneficially owned 2,037,613 shares of the common stock of OpticNet (including 2,000,000 shares of OpticNet's common stock that are issuable on the conversion of 2,000,000 shares of OpticNet's Series A preferred stock) (the "Shares"). These Shares, reported as being beneficially owned by BEI, were acquired by BEI (i) as to the 2,000,000 shares of OpticNet's Series A preferred stock, through the payment of $1,000,000, at a split-adjusted purchase price of $0.50 per share and (ii) as to the 37,613 shares of OpticNet's common stock, through the retention of the aggregate of fractional shares resulting from the distribution of shares of OpticNet's common stock to the stockholders of BEI on October 30, 2000. BEI may be deemed to own beneficially approximately 25% of the common stock of OpticNet and 40% of the voting common stock of OpticNet, which percentages are calculated based upon 8,092,104 and 5,093,202 shares of common stock and voting common stock, respectively, outstanding as of December 28, 2002, as reported in OpticNet's Form 10-Q filed with the Securities and Exchange Commission on February 11, 2003, including the outstanding shares of Series A preferred stock convertible into common stock.


      On March 26, 2003, the OpticNet special committee informed the other members of the OpticNet board of directors that over the previous ten days the special committee had reviewed background information and conducted a number of telephonic conferences relating to the valuation of OpticNet's assets and its market potential as part of the fact finding phase of the special committee's mission. The special committee forwarded its counter-offer to BEI's committee of independent directors of $0.05 per share, with all other terms to remain as originally proposed by BEI in its original offer.

      On March 27, 2003, Mr. Joslyn, a member of the OpticNet special committee, spoke with Dr. Howard, the chairman of BEI's committee of independent directors, addressing some of Dr. Howard's questions regarding information provided by the special committee in relation to the counter-offer.

      During the six months ended March 29, 2003, BEI provided approximately $700,000 of additional funding to OpticNet for general operating expenses. At the close of the second fiscal quarter ending March 2003, BEI announced that it would no longer provide debt financing to OpticNet. BEI also announced that, as of March 30, 2002, the Company recognized as impaired the carrying value of its initial $1.0 million investment in OpticNet and reduced the investment to zero and fully reserved as uncollectable its $2.7 million loan to OpticNet.

      On April 2, 2003, Dr. Howard telephoned Mr. Joslyn for the purpose of reviewing the factors influencing the per share value for OpticNet's common stock as determined by the BEI independent committee. Dr. Howard, in response to the counter-proposal of $0.05 per share from the OpticNet special committee, proposed a price of $0.04 per share to be offered to the holders of OpticNet common stock.

      On April 3, 2003, Messrs. Joslyn and Seeser provided a written report to the other members of the OpticNet board describing their analysis of the proposed transaction and recent negotiations with the BEI independent committee. They reported their conclusion that a $0.04 per share price was an appropriate valuation for OpticNet's common stock and fair to OpticNet's unaffiliated stockholders. They unanimously recommended that the per share price of $0.04 to be offered to holders of OpticNet's common stock be approved. A telephonic board meeting of the OpticNet board followed later the same day. Following a full discussion, the OpticNet board unanimously approved the BEI offer, and moved to communicate its approval to BEI, but subject to the approval of a definitive agreement. The approval of a $0.04 per share price was seen as acceptable in light of analysis and consideration by the special committee of all facts and data received and reviewed in connection with evaluating the BEI offer, and as a 25% price improvement to the original offer by BEI of $0.03 per share. These discussions and determination of a fair value were prior to the engagement on May 9, 2003 of American Appraisal to provide a fairness opinion in connection with the transaction.

      On April 4, 2003, Mr. Wrench for and on behalf of the OpticNet board of directors sent a letter to Mr. LaBoskey officially advising BEI of the decision of OpticNet's board of directors to approve an offer price of $0.04 per share for the outstanding shares of OpticNet's common stock, subject to the review and approval by the OpticNet board of directors and its legal counsel of a definitive legal agreement.

      On April 8, 2003, the board of directors of BEI met to hear the report of its committee of independent directors and was informed of the acceptance of the jointly proposed terms by the OpticNet board of directors. The board of directors of BEI accepted the recommendation of its committee of independent directors and directed management to have counsel prepare a definitive agreement for further consideration by both companies.

      Also on April 8, 2003, attorneys for BEI and OpticNet commenced work on a definitive agreement. Protracted negotiations ensued and the substantively complete form of the Merger Agreement was presented as ready for board review as of May 15, 2003.

      On April 23, 2003, OpticNet's board of directors was asked to stand ready to meet to consider the engagement of American Appraisal to render a fairness opinion. Due to delays in preparing the engagement documents, namely as a result of scheduling difficulties and negotiations over the terms of the engagement, several meetings were postponed.

      Also on April 23, 2003, BEI publicly announced in its fiscal 2003 second quarter earnings release that BEI had determined to offer $0.04 per share in cash for the outstanding shares of OpticNet common stock not owned by BEI.

      On April 25, 2003, acting on advice of its legal counsel, OpticNet initiated action to obtain a fairness opinion. An engagement with American Appraisal to provide such an opinion to OpticNet's board of directors was negotiated and signed on May 9, 2003.

      On May 8, 2003, OpticNet filed its quarterly report on Form 10-Q, which disclosed that OpticNet had received a letter from BEI stating interest in acquiring those shares of OpticNet's common stock not currently owned by BEI.

      On May 11, 2003, BEI filed its quarterly report on Form 10-Q, which disclosed that BEI sent a letter to OpticNet's board of directors stating BEI's interest in acquiring those shares of OpticNet's common stock not currently owned by BEI.

      On May 20, 2003, OpticNet's board of directors held a telephonic meeting to review and discuss the tender offer proposed by BEI, as described in the Merger Agreement. At that meeting counsel to OpticNet reviewed for the board of directors the structure of the tender offer and the fiduciary duties of the board of directors to OpticNet's stockholders. Also at the meeting, American Appraisal provided a draft of its opinion that the consideration being offered to OpticNet's stockholders (which opinion did not distinguish between BEI and the unaffiliated stockholders of OpticNet) is fair, from a financial point of view, to the stockholders and orally reviewed for the board of directors its work and the conclusion of its analyses. Following discussion, the OpticNet board of directors unanimously approved the Merger Agreement and the Offer.

      On May 28, 2003, BEI's board of directors held a meeting during which the board reviewed and discussed the terms of the tender offer as described in the Merger Agreement. At the request of Mr. Crocker, Mr. Wrench summarized the November 2002 Appraisal. Dr. Howard, on behalf of the independent committee of the BEI board, advised the board that the independent committee unanimously recommended that BEI approve the Offer as set forth in the Merger Agreement. The BEI board unanimously approved the Merger Agreement as in the best interests of BEI and authorized management to proceed with the Offer.

      On June 10, 2003, American Appraisal delivered to the OpticNet board of directors its written opinion (with no changes from its May 20, 2003 draft opinion other than the date) that, based on and subject to the factors and assumptions set forth therein, the consideration being offered to OpticNet's stockholders in connection with the Offer and the Merger Agreement is fair, from a financial point of view, to OpticNet's stockholders. This opinion was delivered in response to timing indicated by the OpticNet board, which timing was driven by readiness of BEI and OpticNet to move forward with the transaction.

      On July 1, 2003, BEI, OpticNet and the Purchaser signed the Merger Agreement and OpticNet received an updated opinion from American Appraisal dated July 1, 2003 that the consideration being offered to OpticNet's stockholders in connection with the Offer and the Merger is fair, from a financial point of view, to OpticNet's stockholders. The updated opinion reflected no changes from its June 10, 2003 opinion other than the date. American Appraisal delivered the updated opinion in response to a request from the OpticNet board for an opinion concurrent in time with the signing of the Merger Agreement and referencing the Merger Agreement as executed.

13.   THE MERGER AGREEMENT

THE MERGER AGREEMENT

      The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and BEI in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 9 (Certain Information Concerning OpticNet) of this Offer to Purchase.

The Offer

      The Merger Agreement provides for the commencement of the Offer by the Purchaser. The Purchaser's obligation to accept for payment shares of OpticNet common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 14 (Conditions to the Offer) of this Offer to Purchase. Without OpticNet's prior written consent: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of OpticNet common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, or (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date of the Offer beyond the initial Expiration Date of the Offer.

      The Offer is initially scheduled to expire 20 business days following the date of the commencement of the Offer. Notwithstanding anything to the contrary contained in the Merger Agreement, but subject to the parties' respective termination rights under the Merger Agreement: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, the Purchaser may, in its discretion, subject to the consent of OpticNet, extend the Offer from time to time for such period of time as the Purchaser reasonably determines to be necessary to permit such Offer Condition to be satisfied; (ii) the Purchaser may, in its discretion, extend the Offer from time to time for any period of time required by any rule or regulation of the Securities and Exchange Commission applicable to the Offer; (iii) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of OpticNet common stock that have been validly tendered pursuant to the Offer (and not withdrawn) plus the number of shares of OpticNet common stock owned by BEI or any wholly owned subsidiary of BEI is less than 90% of the number of shares of OpticNet common stock outstanding, then the Purchaser may, in its discretion, subject to the consent of OpticNet, extend the offer for an additional period of not more than twenty business days; and (iv) the Purchaser may, in its discretion, subject to the consent of OpticNet, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

      The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, BEI must cause the Purchaser to accept for payment all the shares of OpticNet common stock that are validly tendered in the Offer and not withdrawn as soon as practicable after the Purchaser is permitted to do so under applicable legal requirements and BEI must cause the Purchaser to pay for such shares promptly thereafter.

Top-Up Option

      Pursuant to the Merger Agreement, BEI and Purchaser have an irrevocable option (the "Top-Up Option") to purchase from OpticNet, at a price per share equal to the Offer Price, a number of shares of OpticNet common stock (the "Top-Up Option Shares") that, when added to the number of any outstanding shares of OpticNet common stock owned by BEI or any wholly-owned subsidiary of BEI at the time of exercise of the Top-Up Option, constitutes one share of OpticNet common stock more than 90% of the number of shares of OpticNet common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by BEI or the Purchaser, in whole but not in part, at any time on or after the first date on which Purchaser accepts any shares of OpticNet common stock for payment pursuant to the Offer (the "Acceptance Date"), but only if the Minimum Condition has been met.

The Merger

      The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger", the Purchaser will be merged with and into OpticNet in accordance with the applicable provisions of Delaware law, and OpticNet will continue as the surviving corporation in the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

      The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation of the surviving corporation will be amended and restated to conform to Annex III to the Merger Agreement, and the bylaws of the surviving corporation will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

Directors and Officers of the Surviving Corporation

      Under the terms of the Merger Agreement, upon the completion of the Merger, the directors and officers of the surviving corporation will be the respective individuals who are directors and officers of the Purchaser immediately prior to the completion of the Merger.

Conversion of Shares of OpticNet Common Stock

      Pursuant to the Merger Agreement, each share of OpticNet common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by BEI, the Purchaser or OpticNet, or by a wholly owned subsidiary of BEI, the Purchaser or OpticNet, or by any stockholder of OpticNet who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive $0.04 (the price per share paid in the Offer) in cash, without interest thereon, unless applicable California law requires the remaining OpticNet stockholders to receive shares of BEI common stock instead.

Appraisal Rights

      Shares of OpticNet common stock that are outstanding immediately prior to the completion of the Merger that are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") or in accordance with Chapter 13 of the California General Corporations Law (the "CGCL") will not be converted into the right to receive $0.04 per share (the price per share paid in the Offer). Instead, these stockholders will only be entitled to receive payment of the fair value of their shares of OpticNet common stock in accordance with Section 262 of the DGCL or Chapter 13 of the CGCL. Shares of OpticNet common stock held by stockholders who fail to perfect, or otherwise withdraw or lose, their rights to appraisal under Section 262 of the DGCL or Chapter 13 of the CGCL, however, will be converted into the right to receive $0.04 per share (the price per share paid in the Offer) in cash, without interest thereon, unless applicable California law requires the remaining OpticNet stockholders to receive shares of BEI common stock instead. A stockholder may withdraw his demand for appraisal by delivering to OpticNet a written withdrawal of his demand for appraisal. The foregoing summary of Section 262 of the DGCL and Chapter 13 of the CGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL and Chapter 13 of the CGCL. Failure to follow the steps that Section 262 of the DGCL and Chapter 13 of the CGCL requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of OpticNet Options

      The Merger Agreement provides that OpticNet will terminate OpticNet's 2000 Equity Incentive Plan immediately prior to the completion of the Merger. BEI and Purchaser will not assume any outstanding OpticNet options or substitute any options for BEI's equity securities for outstanding OpticNet options. In accordance with OpticNet's 2000 Equity Incentive Plan, any OpticNet options not exercised immediately prior to the completion of the Merger will be canceled.

Representations and Warranties

      OpticNet made representations and warranties to the Purchaser and BEI in the Merger Agreement, effective as of the date of the Merger Agreement, including representations relating to:

      o     its capitalization;

      o its filings with the Securities and Exchange Commission and financial statements;

      o     title to its assets;

      o     its intellectual property;

      o     its liabilities;

      o     its compliance with legal requirements;

      o     legal proceedings and orders;

      o its authority to enter into, and the enforceability of, the Merger Agreement;

      o the necessary vote of its stockholders, if required under applicable legal requirements;

      o noncontravention of laws and agreements, and absence of needed consents;

      o     the financial advisory fees payable by OpticNet; and

      o the information supplied by OpticNet for inclusion in this Offer to Purchase and OpticNet's Solicitation/Recommendation Statement on
            Schedule 14D-9.

      The Purchaser and BEI made representations and warranties to OpticNet in the Merger Agreement, including representations relating to:

      o     their valid existence;

      o their authority to enter into, and the enforceability of, the Merger Agreement;

      o noncontravention of laws and agreements, and absence of needed consents; and

      o the information supplied by them for inclusion in this Offer to Purchase and OpticNet's Solicitation/ Recommendation Statement on
            Schedule 14D-9.

Non-Solicitation and Related Provisions

      The Merger Agreement requires that OpticNet immediately cease and cause to be terminated any existing discussions with any person that relate to any offer or proposal (other than an offer or proposal made or submitted by BEI) contemplating a transaction or series of transactions involving any of the following:

      o any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which OpticNet is a constituent corporation;

      o any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a person or "group" (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of OpticNet;

      o the issuance by OpticNet (in connection with a merger or otherwise) of securities representing more than 15% of the outstanding securities of any class of voting securities of OpticNet;

      o any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of OpticNet; or

      o     any liquidation or dissolution of OpticNet.

      Each of the transactions referred to above is referred to as an "Acquisition Transaction," and any offer or proposal (other than an offer or proposal made or submitted by BEI) contemplating any Acquisition Transaction, is referred to as an "Acquisition Proposal." The Merger Agreement further provides that OpticNet must not directly or indirectly, and must not authorize or permit any of the executive officers, directors, employees, agents, attorneys, accountants, advisors or representatives (collectively "Representatives") of OpticNet directly or indirectly to:

      o solicit, initiate, intentionally encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;

      o furnish any information regarding OpticNet to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal;

      o engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

      o     approve, endorse or recommend any Acquisition Proposal; or

      o enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction.

      However, prior to the adoption of the Merger Agreement by any required OpticNet stockholder vote, and subject to OpticNet's right to terminate the Merger Agreement to accept a Superior Offer (as defined below), OpticNet is not prohibited by the non-solicitation and related provisions described above from furnishing information regarding OpticNet, or entering into discussions or negotiations with, any person in response to a Superior Offer that is submitted to OpticNet by such person (and not withdrawn) if (1) neither OpticNet nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions described above, (2) the board of directors of OpticNet concludes in good faith, upon the recommendation of a special committee of the board of directors of OpticNet (the "Special Committee") after the Special Committee has taken into account the written advice of its outside legal counsel, that such action is required in order for the board of directors of OpticNet to comply with its fiduciary obligations to OpticNet's stockholders under applicable law, (3) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions with, such person, OpticNet gives BEI written notice of the identity of such person and of OpticNet's intention to furnish nonpublic information to, or enter into discussions with, such person, and OpticNet receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of OpticNet, and (4) at least one business day prior to furnishing any such nonpublic information to such person, OpticNet furnishes such nonpublic information to BEI (to the extent such nonpublic information has not been previously furnished by OpticNet to BEI). For purposes of the Merger Agreement, "Superior Offer" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of OpticNet common stock on terms that the board of directors of OpticNet determines in its reasonable judgment to be more favorable to OpticNet's stockholders than the terms of the Offer and the Merger. However, any such offer will be deemed not to be a "Superior Offer" if any financing required to complete the transaction contemplated by such offer is not reasonably capable of being obtained by such third party. The Merger Agreement provides that any action inconsistent with any of the provisions described above taken by any Representative of OpticNet will be deemed to be a breach of those provisions of the Merger Agreement, whether or not such Representative is purporting to act on behalf of OpticNet.

      The Merger Agreement also requires that OpticNet promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal, any inquiry or indication of interest that would lead to an Acquisition Proposal or any request for nonpublic information, advise BEI orally and in writing of such Acquisition Proposal, inquiry, indication of interest or request (including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person prior to the completion of the Merger. OpticNet must keep BEI fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

OpticNet Stockholders' Meeting

      As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of the Merger Agreement by OpticNet's stockholders is required by law in order to complete the Merger, OpticNet must take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of OpticNet common stock to vote on the adoption of the Merger Agreement and the principal terms of the Merger.

      Under the Merger Agreement, BEI has agreed to cause all shares of OpticNet common stock owned by BEI or any subsidiary of BEI to be voted in favor of the adoption of the Merger Agreement and completion of the Merger at the OpticNet stockholder meeting. However, if the Purchaser owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of OpticNet common stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting in accordance with Section 253 of the DGCL.

Recommendation of OpticNet's Board of Directors

      OpticNet's board of directors has unanimously recommended that the stockholders of OpticNet accept the Offer, tender their shares of OpticNet common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement (the "OpticNet Board Recommendation"). The Merger Agreement provides that, except as provided below, neither OpticNet's board of directors nor any committee thereof may withdraw the OpticNet Board Recommendation or modify the OpticNet Board Recommendation in a manner adverse to BEI or the Purchaser, and no resolution by the board of directors of OpticNet or any committee thereof to withdraw or modify the OpticNet Board Recommendation in a manner adverse to BEI or the Purchaser may be adopted.

      Notwithstanding the foregoing, at any time prior to the Acceptance Date, the OpticNet Board Recommendation may be withdrawn or modified in a manner adverse to BEI and the Purchaser if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of OpticNet common stock is made to OpticNet and is not withdrawn; (ii) OpticNet provides BEI with at least one business day's prior notice of any meeting of OpticNet's board of directors or any committee thereof at which such board of directors or such committee will consider or determine whether such offer is a Superior Offer; (iii) OpticNet's board of directors and the Special Committee each determines in good faith (based, in the case of the Special Committee's determination, upon a written opinion of American Appraisal Associates) that such offer constitutes a Superior Offer; (iv) OpticNet's board of directors and the Special Committee each determines in good faith, after having taken into account the advice of OpticNet's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the OpticNet Board Recommendation in a manner adverse to BEI or the Purchaser is required in order for OpticNet's board of directors to comply with its fiduciary obligations to OpticNet's stockholders under applicable legal requirements; and (v) no Representative of OpticNet has breached or taken any action inconsistent with the provisions of the Merger Agreement related to non-solicitation.

Reasonable Efforts to Complete Transactions

      The Merger Agreement provides that, subject to the terms and conditions thereof, BEI and OpticNet must use reasonable efforts to take, or cause to be taken, all actions necessary to complete the transactions contemplated by the Merger Agreement, including (i) making all filings (if any) and giving all notices (if any) required to be made and given in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement, (ii) using reasonable efforts to obtain each consent (if any) required to be obtained in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement, and (iii) using reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

Directors' and Officers' Indemnification and Insurance

      The Merger Agreement provides that all rights to indemnification by OpticNet existing in favor of those persons who are directors and officers of OpticNet as of the date of the Merger Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the completion of the Merger, as provided in OpticNet's bylaws (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between OpticNet and said Indemnified Persons (as in effect as of the date of the Merger Agreement) in the forms disclosed by OpticNet to BEI prior to the date of the Merger Agreement, will survive the Merger and must be observed by OpticNet to the fullest extent available under Delaware law for a period of six years after the completion of the Merger.

      In addition, the Merger Agreement provides that from the time of the completion of the Merger until the sixth anniversary of the completion of the Merger, OpticNet must maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the completion of the Merger, the existing policy of directors' and officers' liability insurance maintained by OpticNet as of the date of the Merger Agreement on terms and conditions commercially reasonable to BEI.

Conditions to the Merger

      The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

      o if required by applicable law, the Merger Agreement must be adopted by the affirmative vote of the holders of greater than 50% of the shares of OpticNet common stock outstanding on the record date for the meeting of the holders of OpticNet common stock to vote on the adoption of the Merger Agreement;

      o no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes completion of the Merger illegal; and

      o the Purchaser shall have accepted for payment and paid for shares of OpticNet common stock pursuant to the Offer.

Termination of the Merger Agreement

      The Merger Agreement provides that it may be terminated:

      o by mutual written consent of BEI and OpticNet at any time prior to the completion of the Merger;

      o by either BEI or OpticNet at any time prior to the completion of the Merger if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, shares of OpticNet common stock in the Offer or the Merger or making the purchase of, or payment for, shares of OpticNet common stock in the Offer or completion of the Merger illegal;

      o by either BEI or OpticNet prior to the Acceptance Date if the Offer shall have expired without the acceptance for payment of shares of OpticNet common stock, except that a party shall not be permitted to terminate the Merger Agreement on the foregoing basis if the failure to accept shares of OpticNet common stock for payment in the Offer is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement required to be performed by such party on or prior to the Acceptance Date;

      o by either BEI or OpticNet at any time prior to the Acceptance Date if the acceptance for payment of shares of OpticNet common stock pursuant to the Offer has not occurred on or prior to the close of business on September 27, 2003, except that a party may not terminate the Merger Agreement on the foregoing basis if the failure to accept shares of OpticNet common stock for payment pursuant to the Offer by the close of business on September 27, 2003 is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement required to be performed by such party on or prior to the Acceptance Date;

      o by BEI at any time prior to the Acceptance Date if a Triggering Event (as defined below) has occurred;

      o by OpticNet at any time prior to the Acceptance Date, in order to accept a Superior Offer, if (i) neither OpticNet nor any Representative of OpticNet has breached or taken any action inconsistent with any of the provisions in the Merger Agreement related to non-solicitation, (ii) the board of directors of OpticNet, after satisfying all of the requirements for withdrawing or modifying its recommendation of the Offer and otherwise causing OpticNet to comply in all material respects with the provisions of the Merger Agreement, has authorized OpticNet to enter into a binding written definitive acquisition agreement providing for the completion of a transaction constituting a Superior Offer (the "Specified Agreement"), (iii) OpticNet has delivered to BEI a written notice, confirming that the board of directors of OpticNet has authorized the execution and delivery of the Specified Agreement on behalf of OpticNet, (iv) a period of at least two business days has elapsed since the receipt by BEI of such notice, and (v) BEI has not made an offer to OpticNet that is at least as favorable to OpticNet's stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement;

      o by BEI at any time prior to the Acceptance Date if (i) any of OpticNet's representations and warranties contained in the Merger Agreement are inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that the Accuracy Conditions (as defined in Section 14 (Conditions to the Offer) of this Offer to Purchase) would not be satisfied (except that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date, all materiality qualifications contained in such representations and warranties will be disregarded), or (ii) any of OpticNet's covenants contained in the Merger Agreement have been breached such that the Covenant Condition (as defined in Section 14 (Conditions to the Offer) of this Offer to Purchase) would not be satisfied except that if an inaccuracy in any of OpticNet's representations and warranties or a breach of a covenant by OpticNet is curable by OpticNet within 15 business days after the date of the occurrence of such inaccuracy or breach and OpticNet is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then BEI may not terminate the Merger Agreement on account of such inaccuracy or breach during the 15 business day period commencing on the date on which OpticNet receives notice of such inaccuracy or breach from BEI; or

      o by OpticNet at any time prior to the Acceptance Date if (i) any of BEI's representations and warranties contained in the Merger Agreement are materially inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that the inaccuracy in BEI's representations and warranties has a material adverse effect on BEI's ability to satisfy its obligations under the Merger Agreement (except that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date, all materiality qualifications contained in such representations and warranties will be disregarded), or (ii) any of BEI's covenants contained in the Merger Agreement have been materially breached; except that if an inaccuracy in any of BEI's representations and warranties or a breach of a covenant by BEI is curable by BEI within 10 days after the date of the occurrence of such inaccuracy or breach and BEI is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then OpticNet may not terminate the Merger Agreement on the foregoing basis on account of such inaccuracy or breach during the 10-day period commencing on the date on which BEI receives notice of such inaccuracy or breach.

      A "Triggering Event" will be deemed to have occurred if:

      o the board of directors of OpticNet has failed to recommend unanimously that OpticNet's stockholders accept the Offer and tender their shares of OpticNet common stock pursuant to the Offer or (if required by applicable law) vote to adopt the Merger Agreement and approve the principal terms of the Merger, or has withdrawn or modified in a manner adverse to BEI the OpticNet Board Recommendation, or has taken any other action which is reasonably determined by BEI to suggest that the board of directors of OpticNet might not unanimously support the Offer or the Merger or might not believe that the Offer or the Merger is in the best interests of OpticNet's stockholders;

      o OpticNet has failed to include in the tender offer statement on Schedule TO the OpticNet Board Recommendation or a statement to the effect that the board of directors of OpticNet has unanimously determined and believes that the Offer and the Merger are in the best interests of OpticNet's stockholders;

      o the board of directors of OpticNet fails to reaffirm the OpticNet Board Recommendation, or fails to reaffirm its unanimous determination that the Offer and the Merger are in the best interests of OpticNet's stockholders, within five business days after BEI requests in writing that such recommendation or determination be reaffirmed;

      o the board of directors of OpticNet has approved, endorsed or recommended any Acquisition Proposal;

      o OpticNet has entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal;

      o a tender or exchange offer relating to securities of OpticNet shall have been commenced (other than by BEI) and OpticNet has not sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that OpticNet recommends rejection of such tender or exchange offer;

      o an Acquisition Proposal is publicly announced, and OpticNet (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal;

      o any person (other than a person that beneficially owns more than 15% of the outstanding shares of OpticNet common stock as of the date of the Merger Agreement) or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of any securities of OpticNet and, as a result of the acquisition thereof, owns or would own more than 15% of the outstanding securities of any class of voting securities of OpticNet;

      o any person that beneficially owns more than 15% of the outstanding shares of OpticNet common stock as of the date of the Merger Agreement acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of an additional two percent or more of the outstanding securities of any class of voting securities of OpticNet; or

      o OpticNet or any Representative of OpticNet has breached or taken any action inconsistent with any of the provisions in the Merger Agreement related to non-solicitation.

Fees and Expenses

      The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not any shares of OpticNet common stock are purchased pursuant to the Offer and whether or not the Merger is completed, except that BEI and OpticNet will share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this Offer to Purchase and all related documents and the proxy statement relating to the Merger, if required, and any amendments or supplements thereto, and the filing of any notice or other document under any applicable antitrust law or regulation.

Provisions for Unaffiliated Security Holders

      The Purchaser and BEI have not agreed to grant to unaffiliated security holders of OpticNet, in the Merger Agreement or otherwise, access to the Purchaser's or BEI's files or to obtain counsel or appraisal services at the expense of the Purchaser or BEI.

14.   CONDITIONS TO THE OFFER


      The following describes all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following description does not purport to replicate the exact wording contained in the

Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and BEI in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 9 (Certain Information Concerning OpticNet) of this Offer to Purchase.


     The Merger Agreement provides that the Purchaser is not required to accept for payment, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) pay for, and may delay the acceptance for payment of, or (subject to any applicable rule or regulation of the Securities and Exchange Commission) the payment for, any tendered shares of OpticNet common stock, and (subject to the terms of the Merger Agreement) may terminate the Offer on any scheduled Expiration Date of the Offer and not accept for payment any tendered shares of OpticNet common stock, if (i) there has been validly tendered in accordance with the terms of the offer and not withdrawn prior to midnight, New York City time, on the Expiration Date of the offer, shares of OpticNet common stock that, together with any shares of OpticNet common stock then owned by BEI or any wholly owned subsidiary of BEI (including the Purchaser), represent greater than 80% of the "Adjusted Outstanding Share Number," which is defined in the Merger Agreement as the sum of all then-outstanding shares of OpticNet common stock, plus, at the election of BEI, an additional number of shares of OpticNet common stock up to but not exceeding the aggregate number of shares of OpticNet common stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of OpticNet, or upon the conversion of any security convertible into capital stock of OpticNet or (ii) any of the following conditions shall not have been satisfied prior to the Expiration Date of the Offer:


      o any waiting period under any applicable antitrust or competition law or regulation or other legal requirement shall have expired or been terminated, and any consent required under any applicable antitrust or competition law or regulation or other legal requirement shall have been obtained;

      o each of the representations and warranties of OpticNet contained in the Merger Agreement shall have been accurate in all material respects as of the date of the Merger Agreement (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date); except that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement (or any applicable earlier date), all materiality qualifications contained in such representations and warranties shall be disregarded;

      o each of the representations and warranties of OpticNet contained in the Merger Agreement shall be accurate in all respects as of the Offer Expiration Date as if made on and as of the Offer Expiration Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date); except that the inaccuracies in such representations and warranties shall be disregarded for purposes of this condition if all such inaccuracies and the circumstances giving rise thereto, considered collectively, have not had and could not reasonably be expected to have or constitute a material adverse effect on the business, operations, capitalization, assets, liabilities or prospects of OpticNet (together with the previous condition, the "Accuracy Conditions");

      o each covenant or obligation that OpticNet is required to comply with or to perform at or prior to the Acceptance Date has been complied with and performed in all material respects (the "Covenant Condition");

      o all material consents required to be obtained in connection with the Offer, the Merger and each of the other transactions contemplated by the Merger Agreement shall have been obtained and shall be in full force and effect (the "Consent Condition");

      o BEI and OpticNet have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of OpticNet confirming that the Accuracy Conditions, the Covenant Condition, the Consent Condition, the Legality Condition (as defined below) and the Legal Proceeding Condition (as defined below) have been duly satisfied, which certificate shall be in full force and effect;

      o no temporary restraining order, preliminary or permanent injunction or other order preventing the purchase of or payment for shares of OpticNet common stock pursuant to the Offer, or preventing completion of the Merger or any of the other transactions contemplated by the Merger Agreement, shall have been issued by any court of competent jurisdiction and remain in effect, and there is not any legal requirement enacted or deemed applicable to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement that makes the purchase of or payment for shares of OpticNet common stock pursuant to the Offer, or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement, illegal (the "Legality Condition");

      o there shall not be pending or overtly threatened any legal proceeding by or before any governmental body: (i) challenging or seeking to restrain or prohibit the purchase of or payment for shares of OpticNet common stock pursuant to the Offer, or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) relating to the Offer, the

            Merger or any of the other transactions contemplated by the Merger Agreement and seeking to obtain from BEI or OpticNet any damages or other relief that may be material to BEI or OpticNet; (iii) seeking to prohibit or limit in any material respect BEI's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of OpticNet; (iv) that could materially and adversely affect the right of BEI or OpticNet to own the assets or operate the business of OpticNet (the "Legal Proceeding Condition"); and

      o there shall not have occurred: (i) a declaration by a governmental body of a banking moratorium in the United States or any suspension of payments in respect of banks in the United States, which declaration or suspension is continuing; or (ii) a war, armed hostilities, an act of terrorism or any other international or national calamity directly or indirectly involving the United States, which is (or whose effects are) continuing, which in any case in the good faith judgment of BEI would make it inadvisable to proceed with the Offer or the Merger.

      The foregoing conditions are for the sole benefit of BEI and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by BEI or the Purchaser, in whole or in part, at any time and from time to time on or prior to the Expiration Date, in the sole discretion of BEI and the Purchaser. The failure by BEI or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time on or prior to the Expiration Date. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

      If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of OpticNet common stock will be promptly returned to the tendering stockholders.

15.   CERTAIN LEGAL MATTERS

      Except as described in this Section 13, based on information provided by OpticNet, OpticNet, the Purchaser, and BEI are not aware of any license or regulatory permit that appears to be material to the business of OpticNet that might be adversely affected by the Purchaser's acquisition of shares of OpticNet common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of OpticNet common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and BEI presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of OpticNet common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to OpticNet's business or that certain parts of OpticNet's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of OpticNet common stock that are tendered in the Offer. See Section 14 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

DELAWARE LAW

      In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder, except where certain board or stockholder approvals have been obtained. However, Section 203 of the DGCL does apply to a business combination if the subject Delaware corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders. Because OpticNet common stock is not listed on a national securities exchange, is not authorized for quotation on the NASDAQ Stock Market and is held by less than 2,000 stockholders, Section 203 of the DGCL is not applicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

STATE TAKEOVER STATUTES

      A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. OpticNet, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and the Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, it is believed that there are reasonable bases for contesting such laws.

      In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court located in the State of Florida held in a case named Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of the State of Florida.

ANTITRUST

      Although all business combination transactions are subject to U.S. antitrust laws and also may be subject to international antitrust laws, filings with the Department of Justice and the Federal Trade Commission prior to closing of the Merger are not required. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the Merger at any time before or after its completion.

APPRAISAL AND DISSENTERS' RIGHTS

      Summary of Appraisal Rights under the DGCL. Stockholders do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of shares of common stock who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise under the DGCL complies with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for shares held by such holders. Any such judicial determination of the fair value of the shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the common stock. Stockholders should recognize that the value so determined could be higher or lower than the price per share paid pursuant to the Offer.

      If any holder of common stock who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the common stock of such stockholder will be converted into the right to receive the price paid for each share of common stock in accordance with the Merger Agreement. A stockholder's demand for appraisal may be withdrawn by delivering to OpticNet a written withdrawal of his demand for appraisal and acceptance of the Merger. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

      Summary of Dissenters' Rights under the CGCL. OpticNet is also subject to
Section 2115 of the California General Corporation Law (the "CGCL"), which requires OpticNet to comply with certain statutory provisions of the CGCL, including those statutory provisions relating to dissenters' rights. There is no guarantee that a court would conclude that a stockholder may exercise dissenters' rights under California law. Assuming such rights are available, pursuant to Chapter 13 of the CGCL, the holders of the common stock have the right to dissent from the merger and, if the merger is consummated, to receive cash compensation equal to the fair market value of their shares. The fair market value of any dissenting shares will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation as a result of the merger, but adjusted for any stock split, reverse stock split, or share dividend which become later effective. Dissenting stockholders will have the rights and duties and must follow the procedures set forth in Chapter 13 of the California law in order to perfect such rights.

      Failure to comply with the procedures specified in the CGCL timely and properly will result in the loss of dissenters' rights. To exercise dissenters' rights under the California law, a stockholder must not vote in favor of the merger and demand purchase of the stockholder's shares at fair market value, and submit certificates representing the dissenting shares. Stockholders who may be entitled to dissenters' rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

16.   FEES AND EXPENSES

      The Purchaser and BEI have retained Mellon Investor Services to act as the Information Agent and the Depositary for the Offer. Mellon Investor Services, acting as the Information Agent and the Depositary, will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

      The Information Agent may contact holders of OpticNet common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of OpticNet common stock.

      It is estimated that the Purchaser and BEI will incur expenses in connection with the transactions contemplated by the Offer and the Merger approximately as set forth below:

Filing fees                 $     20
Printing and mailing fees     95,000
Legal fees                   175,000
Depositary fees               80,000
Information Agent fees        14,000
Miscellaneous                  8,000
Total                       $372,020

      Neither the Purchaser nor BEI will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of OpticNet common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.   MISCELLANEOUS

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of OpticNet common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor BEI is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or BEI becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of OpticNet common stock prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR BEI THAT IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

      The Purchaser and BEI have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO and Schedule 13e-3 Transaction Statement on Schedule 13E-3 pursuant to Rules 13e-3 and 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, OpticNet has filed with the Securities and Exchange Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act and a Rule 13e-3 Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 9 (Certain Information Concerning OpticNet) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.


OPTO ACQUISITION SUB, INC.


November 5, 2003

                                   SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                              THE PURCHASER AND BEI

1.  DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

   The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Opto Acquisition Sub, Inc., c/o BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104-5229. All directors and officers listed below are citizens of the United States.

                                        PRESENT PRINCIPAL OCCUPATION OR
NAME AND POSITION                      EMPLOYMENT AND EMPLOYMENT HISTORY
----------------------       ---------------------------------------------------
JOHN LABOSKEY..............   Mr. LaBoskey was appointed President and Director
President and Director        of the Purchaser upon formation of the Purchaser in
                              contemplation of the Offer and the Merger. Mr. LaBoskey
                              began serving as Senior Vice President and Chief
                              Financial Officer of BEI, in May 2000. He was appointed
                              Vice President and Chief Financial Officer of BEI Sensors
                              & Systems Company Inc., in October 1993, which was formed
                              by the consolidation of BEI Motion Systems Company and
                              the BEI Sensors & Controls Group, of which Mr. LaBoskey
                              had served as Vice President and Controller since 1992.
                              Prior to joining BEI Electronics, Inc. ("BEI
                              Electronics") in 1992, he served for 7 years as
                              Controller for Systron Donner Corporation, Microwave
                              Division, a manufacturer of avionics and aerospace
                              sensors and subsystems. Mr. LaBoskey's degrees include a
                              Bachelor of Arts from the University of California,
                              Irvine, and a Masters in Business Administration from the
                              University of Colorado. He is also a graduate of the
                              Executive Program from the University of California, Los
                              Angeles, Anderson School of Management. He is a Certified
                              Management Accountant (CMA) through the Institute of
                              Management Accountants (IMA), and Certified in Production
                              and Inventory Management (CPIM) through the American
                              Production and Inventory Control Society (APICS).


ROBERT R. CORR.............   Mr. Corr was appointed Treasurer, Secretary and
Treasurer and Secretary       Director of the Purchaser upon formation of the
and Director                  Purchaser in contemplation of the Offer and the
                              Merger. Mr. Corr was named a Vice President of BEI
                              in March 2000. He has served as Treasurer,
                              Controller and Secretary of BEI since September
                              1997 and held these same positions with BEI
                              Electronics prior to the distribution of shares of
                              BEI to all of the stockholders of record of BEI
                              Electronics in September 1997 (the
                              "Distribution"). Mr. Corr resigned from his
                              positions with BEI Electronics immediately prior
                              to the Distribution. Mr. Corr served as Secretary
                              of Electronics in February 1995 and served as
                              Controller from November 1989 and as Treasurer
                              from November 1987 until his resignation. From
                              1978 to 1987, he was employed by AMPEX
                              Corporation, an electronics and magnetic media
                              company, in various financial positions. From 1975
                              to 1978, he was an auditor with Arthur Andersen
                              LLP. Mr. Corr received a B.B.A. from Loyola
                              University in 1968 and his CPA in 1978 from the
                              State of California.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF BEI

   The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of BEI are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104-5229. All directors and officers listed below are citizens of the United States.

                                        PRESENT PRINCIPAL OCCUPATION OR
NAME AND POSITION                      EMPLOYMENT AND EMPLOYMENT HISTORY
----------------------       ---------------------------------------------------
CHARLES CROCKER.............. Mr. Crocker began serving as a Director in June
Chief Executive Officer and   1997 prior to the Distribution and resulting
Chairman of the Board         spin-off of BEI from BEI Electronics in September
of Directors                  1997. He was a founder of BEI Electronics and was
                              named Chairman of the Board of Directors of BEI
                              Electronics in October 1974. He continued to serve
                              as a director of BEI Medical Systems, Inc.
                              (formerly BEI Electronics) until the sale of BEI
                              Medical Systems, Inc. in June 2002. Mr. Crocker
                              has served as Chairman of the Board of Directors
                              of BEI since October 1997. Mr. Crocker assumed the
                              positions of President (in which position he
                              served until May 2000) and Chief Executive Officer
                              of the Company, effective October 1, 1997, after
                              resigning as President and CEO of BEI Electronics
                              as a result of the Distribution. Mr. Crocker
                              served as President of Crocker Capital
                              Corporation, a Small Business Investment Company,
                              from 1970 to 1985, and as General Partner of
                              Crocker Associates, a venture capital investment
                              partnership, from 1970 to 1990. He currently
                              serves as a director of Fiduciary Trust
                              International, Pope & Talbot, Inc. and Teledyne
                              Technologies, Inc. Mr. Crocker also serves as a
                              director of OpticNet. Mr. Crocker holds a B.S.
                              from Stanford University and an M.B.A. from the
                              University of California, Berkeley.


ASAD M. MADNI................  Dr. Madni was appointed President and Chief
President, Chief Operating    Operating Officer of BEI in May 2000. He began
Officer and Director          serving as a Director and as a Vice President of
                              BEI in June 1997 prior to the Distribution and
                              resulting spin-off of BEI from BEI Electronics in
                              September 1997. Dr. Madni was appointed President
                              of BEI Sensors & Systems Company, Inc. in October
                              1993, which was formed by the consolidation of BEI
                              Motion Systems Company and the BEI Sensors &
                              Controls Group, of which Dr. Madni had been
                              President since October 1992. Prior to joining BEI
                              Electronics in 1992, he served over 17 years in
                              various senior level technical and executive
                              positions with Systron Donner Corporation, a
                              manufacturer of avionics and aerospace sensors and
                              subsystems. He was most recently Chairman,
                              President and CEO of Systron Donner Corporation, a
                              subsidiary of Thorn/EMI. Dr. Madni's degrees
                              include a B.S. and M.S. in Engineering from the
                              University of California, Los Angeles, and a Ph.D.
                              in Engineering from California Coast University.
                              He is also a graduate of the Engineering
                              Management Program from the California Institute
                              of Technology, the AEA/Stanford Executive
                              Institute from Stanford University, and the
                              Program for Senior Executives from the
                              Massachusetts Institute of Technology, Sloan
                              School of Management. He is a Chartered Engineer
                              and Fellow of the Institute of Electrical and
                              Electronics Engineers, the Institution of
                              Electrical Engineers, the Institute for the
                              Advancement of Engineering, the New York Academy
                              of Sciences, the American Association for the
                              Advancement of Science, and the International
                              Biographical Association.

JOHN LABOSKEY................ Mr. LaBoskey began serving as Senior Vice
Senior Vice President and     President and Chief Financial Officer of BEI, in
Chief Financial Officer       May 2000. He was appointed Vice President and
                              Chief Financial Officer of BEI Sensors & Systems
                              Company Inc., in October 1993, which was formed by
                              the consolidation of BEI Motion Systems Company
                              and the BEI Sensors & Controls Group, of which Mr.
                              LaBoskey had served as Vice President and
                              Controller since 1992. Prior to joining BEI
                              Electronics in 1992, he served for 7 years as
                              Controller for Systron Donner Corporation,
                              Microwave Division, a manufacturer of avionics and
                              aerospace sensors and subsystems. Mr. LaBoskey's
                              degrees include a Bachelor of Arts from the
                              University of California, Irvine, and a Masters in
                              Business Administration from the University of
                              Colorado. He is also a graduate of the Executive
                              Program from the University of California, Los
                              Angeles, Anderson School of Management. He is a
                              Certified Management Accountant (CMA) through the
                              Institute of Management Accountants (IMA), and
                              Certified in Production and Inventory Management
                              (CPIM) through the American Production and
                              Inventory Control Society (APICS).




ROBERT R. CORR............... Mr. Corr was named a Vice President of BEI in
Vice President, Secretary,    March 2000. He has served as Treasurer, Controller
Treasurer and Controller      and Secretary of BEI since September 1997 and held
                              these same positions with BEI Electronics prior to
                              the Distribution in September 1997. Mr. Corr
                              resigned from his positions with BEI Electronics
                              immediately prior to the Distribution. Mr. Corr
                              served as Secretary of Electronics in February
                              1995 and served as Controller from November 1989
                              and as Treasurer from November 1987 until his
                              resignation. From 1978 to 1987, he was employed by
                              AMPEX Corporation, an electronics and magnetic
                              media company, in various financial positions.
                              From 1975 to 1978, he was an auditor with Arthur
                              Andersen LLP. Mr. Corr received a B.B.A. from
                              Loyola University in 1968 and his CPA in 1978 from
                              the State of California.

GERALD D. BRASUELL........... Mr. Brasuell is Vice President and General
Vice President and General    Manager of the Systron Donner Automotive Division
Manager, BEI Systron Donner   of BEI. Mr. Brasuell was appointed to this
Automotive Division           position in December 2002. Mr. Brasuell also
                              serves as General Manager of OpticNet, a position
                              he has held since June 2002. He served as General
                              Manager of the Systron Donner Inertial Division
                              from October 1995 to February 2002. Until December
                              2002, Mr. Brasuell held a Corporate Development
                              Position. From 1985 until 1995 Mr. Brasuell held
                              executive staff level positions at Systron Donner
                              Inertial Division in Program Management and
                              Contracts, Advanced Product Development and
                              Manufacturing. Between 1976 and 1986 Mr. Brasuell
                              held various technical and management positions at
                              Systron Donner Inertial Division.

DAVID PIKE................... Mr. Pike serves as Senior Vice President of
Senior Vice President         Divisional Administration and Human Resources for
Divisional                    BEI. Mr. Pike joined BEI Electronics in 1983, and
Administration and Human      prior to his present position served in various
Resources                     operational, administrative and financial
                              positions with BEI Sensors & Systems Company, a
                              subsidiary of BEI. Prior to joining Electronics,
                              he was employed by Coastal Oil & Gas and AFCO
                              Metals in their respective financial departments.
                              He received a B.A. from Ouachita Baptist
                              University in 1973 and his CPA in 1979 from the
                              State of Arkansas.
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                                      S-3
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
RICHARD M. BROOKS............ Mr. Brooks, began serving as a Director in June
Director                      1997 prior to the Distribution and resulting
                              spin-off of BEI from BEI Electronics in September
                              1997. From 1987 until his resignation as a result
                              of the Distribution, he served as a director of
                              BEI Electronics. He is currently an independent
                              financial consultant, and also serves as a
                              director of Granite Construction, Inc. and the
                              Western Farm Credit Bank, a private company. Mr.
                              Brooks holds a B.S. from Yale University and an
                              M.B.A. from the University of California,
                              Berkeley.

GEORGE S. BROWN.............. Mr. Brown began serving as a Director in June 1997
Director                      prior to the Distribution and resulting spin-off
                              of BEI from BEI Electronics in September 1997. He
                              served as a director of BEI Electronics from
                              October 1974 until his resignation as a result of
                              the Distribution. Mr. Brown served as President
                              and Chief Executive Officer of BEI Electronics
                              from October 1974 until July 1990. Mr. Brown
                              served from 1971 until 1974 as Executive Vice
                              President and General Manager of Baldwin
                              Electronics, Inc., a subsidiary of D.H. Baldwin
                              Company and the predecessor of BEI Electronics.
                              Mr. Brown holds a B.S.E.E. from the University of
                              Oklahoma.


C. JOSEPH GIROIR, JR......... Mr. Giroir began serving as a Director in June 1997
Director                      prior to the Distribution and resulting spin-off
                              of BEI from BEI Electronics in September 1997. He
                              was a director of BEI Electronics from 1978 until
                              his resignation as a result of the Distribution.
                              He served as the Secretary of BEI Electronics from
                              1974 to early 1995. Mr. Giroir is the sole member
                              of Giroir, PLLC. He is also President of Arkansas
                              International Development Corporation II, LLC and
                              Chairman of the Board of Directors for Clinical
                              Study Centers, LLC. Mr. Giroir holds a B.A. and an
                              L.L.B. from the University of Arkansas and an
                              L.L.M. from Georgetown University.



DR. WILLIAM G. HOWARD, JR....  Dr. Howard began serving as a Director in June 1997
Director                      prior to the Director Distribution and resulting
                              spin-off of BEI from BEI Electronics in September
                              1997. He was a director of BEI Electronics from
                              December 1992 until his resignation as a result of
                              the Distribution. He is currently an independent
                              consulting engineer in microelectronics and
                              technology-based business planning. From 1987 to
                              1990, Dr. Howard served as Senior Fellow of the
                              National Academy of Engineering and, prior to that
                              time, held various technical and management
                              positions with Motorola, Inc., most recently as
                              Senior Vice President and Director of Research and
                              Development. He currently serves as a director of
                              RAMTRON International Corp., Credence Systems,
                              Inc., Thunderbird Technologies, Inc., Xilinx,
                              Inc., and Arete, a private company. Dr. Howard
                              holds a B.S.E.E. and an M.S. from Cornell
                              University and a Ph.D. in electrical engineering
                              and computer sciences from the University of
                              California, Berkeley.


                                      S-4
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
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

J. LAVON MORTON..............  Mr. Morton began serving as a Director in January
Director                      2003. He is Vice President Tax and Chief Internal
                              Auditor for Arkansas Best Corporation, a
                              transportation company. Mr. Morton has been
                              responsible for the Audit and Tax Departments of
                              that company since January 1, 2000. From 1997 to
                              1999, Mr. Morton was Vice-President Financial
                              Reporting of Arkansas Best Corporation. His
                              responsibilities in that position included
                              financial statements contained in annual and
                              quarterly SEC filings. From 1984 to 1996, Mr.
                              Morton served as a Partner in Ernst & Young LLP or
                              its predecessors. During that time, Mr. Morton
                              served as engagement partner on a number of SEC
                              registrants, including manufacturing companies.
                              Mr. Morton served as engagement partner on the
                              audit of BEI Electronics from 1984 to 1990 and
                              from 1994 to 1996. Mr. Morton received a B.B.A.
                              from the University of Central Arkansas in 1972
                              and his CPA in 1974 from the State of Arkansas.


GARY D. WRENCH............... Mr. Wrench began serving as a Director in June 1997 prior to the Distribution and resulting spin-off
                              of BEI from BEI Electronics in September 1997. He
                              was Senior Vice President and Chief Financial
                              Officer of BEI Electronics from July 1993 until
                              his resignation as a result of the Distribution,
                              and held these same positions with BEI until his
                              retirement in May 2000. Mr. Wrench was named a
                              director of BEI Electronics in February 1986. He
                              continued to serve as a director of BEI Medical
                              Systems, Inc. (formerly BEI Electronics) until the
                              sale of BEI Medical Systems, Inc. in June 2002. He
                              also serves as a director of OpticNet, and has
                              served as Chief Financial Officer of that company
                              since May 2000. From April 1985 to July 1993, he
                              served as Vice President of BEI Electronics and
                              President and Chief Executive Officer of BEI
                              Motion Systems Company, Inc., then a wholly owned
                              subsidiary of BEI Electronics that is now a part
                              of BEI. Mr. Wrench holds a B.A. from Pomona
                              College and an M.B.A. from the University of
                              California, Los Angeles.

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                                      S-5

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of OpticNet common stock and any other required documents should be sent or delivered by each stockholder of OpticNet or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                          MELLON INVESTOR SERVICES LLC

   By Facsimile        By Registered or           By Overnight           By Hand:
   Transmission:       Certified Mail:               Courier

   For Eligible         Attn: Reorganization         Attn:                   Attn:
   Institutions Only:        Dept.               Reorganization       Reorganization Dept.
  (201) 296-4293         P.O. Box 3301               Dept.               120 Broadway, 13th
 For Confirmation       South Hackensack,       85 Challenger Road           Floor
       Only:                NJ 07606            Mail-stop -- Reorg   New York, NY 10271
  (201) 296-4860       Ridgefield Park,
                       NJ 07660

   Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                            Mellon Investor Services
                               85 Challenger Road
                            Ridgefield Park, NJ 07660
                         CALL TOLL FREE: (877) 216-9819